Exhibit 99.1

Item 6. Selected Financial Data

The following table presents selected consolidated financial data as of the dates and for the periods indicated. Such consolidated financial data has been derived from our audited consolidated financial statements for such periods. The historical results are not necessarily indicative of the operating results to be expected in the future. The selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the accompanying notes included elsewhere in this annual report. Operations relating to the ZZ Joint Venture have been reported as discontinued operations for all periods presented.

Statements of Operations Data(1)

(In thousands, except per share amounts)

	Years Ended June 30,
	2016 (2)	2015 (3)	2014	2013	2012

Total revenue	$650	$169	$2,627	$571	$784
Operating loss	(19,936)	(11,012)	(10,893)	(15,510)	(13,413)
Loss from continuing operations	(20,404)	(10,958)	(10,875)	(16,825)	(15,222)
Loss from discontinued operations	(3,184)	(27,578)	(3,122)	(3,098)	(4,850)
Net loss	(23,588)	(38,536)	(13,997)	(19,923)	(20,072)
Less: net income (loss) attributable to noncontrolling interests	(516)	(654)	246	10	(176)
Net loss attributable to SES stockholders	(23,072)	(37,882)	(14,243)	(19,933)	(19,896)
Net loss attributable to SES stockholders:
From continuing operations	(19,910)	(10,958)	(11,196)	(16,809)	(15,223)
From discontinued operations	(3,162)	(26,924)	(3,047)	(3,124)	(4,673)
Net loss attributable to SES stockholders	(23,072)	(37,882)	(14,243)	(19,933)	(19,896)
Net loss per share (Basic and diluted):
From continuing operations	$(0.23)	$(0.15)	$(0.17)	$(0.28)	$(0.30)
From discontinued operations	(0.04)	(0.35)	(0.05)	(0.05)	(0.09)
Net loss attributable to SES stockholders	$(0.27)	$(0.50)	$(0.22)	$(0.33)	$(0.39)
Weighted average common shares outstanding:
Basic and diluted	86,776	75,699	66,118	60,171	51,024

(1)	Operational results include operations of the ZZ Joint Venture which have been reclassified as discontinued operations for all periods presented.
(2)	Operational results for the year ended June 30, 2016 includes an impairment of our investment in the Yima Joint Ventures of $8.6 million for continuing operations.

(3)	Operational results for the year ended June 30, 2015 includes an impairment of ZZ Joint Ventures of $20.9 million for discontinued operations.

Balance Sheet Data(1)

(in thousands)

	June 30,
	2016	2015	2014	2013	2012
Total assets	$55,181	$73,751	$91,706	$88,364	$92,847
Total liabilities	14,992	14,978	10,418	10,060	12,887
Total stockholders’ equity	40,189	58,773	81,288	78,304	79,960

(1)	Includes assets/liabilities of discontinued operations for all periods presented. Please refer to Item 8 Financial Statements and Supplementary Data Note 4 for more details.

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Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this annual report. Some of the information contained in this discussion and analysis or set forth elsewhere in this annual report, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this annual report for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. In accordance with accounting guidance, the ZZ Joint Venture is reported as discontinued operations for all periods presented.

Business Overview

We are a global clean energy company that develops, builds and owns clean energy projects and we own proprietary gasification technology which we utilize to provide technology licenses and proprietary equipment to customers in the energy and chemical industries. Our Synthesis Energy Systems Gasification Technology (“SGT”) is a flexible, efficient and economic technology for the production of synthesis gas, or syngas, a mixture of primarily hydrogen, carbon monoxide and methane. Syngas is a versatile source of clean energy that can be used to create a variety of valuable products. Through our unique SGT, we offer an attractive economic alternative to expensive natural gas, imported LNG and crude oil for manufacturing many of the world’s energy and chemical products. We can do this because our technology is uniquely capable of manufacturing clean syngas from a wide variety of energy resources including most all existing forms of coal, biomass, municipal wastes and refuse derived fuels and petroleum coke. Our syngas can be efficiently converted into a wide variety of energy and chemical products such as industrial fuel gas, substitute natural gas, electricity, hydrogen, ammonia and methanol. Therefore, using our clean syngas enables a valuable alternative in many parts of the world where natural gas, LNG and crude oil are expensive or unavailable. Our SGT is built on decades of research, development, demonstration and we have deployed SGT in several commercial operating plants in China. At the present time, our technology is, or has been, operating commercially on eight gasification systems in four plant facilities. In addition, there are four SGT gasification systems in the commissioning phase at this time.

Our business strategy is focused upon generating growth and financial results from: i) our existing Chinese technology and gasification facilities joint ventures, ii) licensing our gasification technology and selling our proprietary equipment and services and iii) forming value accretive partnerships with low cost equity and debt financing capabilities which we use to build joint market segment and regional business platforms for developing, investing into, owning and monetizing clean energy projects. With these strategy components, we focus on leveraging our technology’s capability to create value. In implementing our strategy, we intend to diversify our geographic concentration from China by growing markets outside China where our unique technology capabilities can create value.

Our technology license and equipment package is a very low-capital intensive offering and we believe it has potential to generate attractive margins on license fees, equipment sales and services. We rely on a variety of regional, market segment and adjacent technology partners to extend our global sales reach for commercializing our technology and equipment. We believe the largest contributor to future earnings from our business strategy will be through our project investment partnerships and platforms. While this element of our strategy is more capital intensive, we intend to manage and minimize our equity requirements, achieve project financing debt support and minimize risk through the formation of joint business enterprises with partners which we call platforms. These project investment platforms are intended to develop multiple projects, raise low cost capital and debt, and build projects using SGT. We typically work with partners who have aligned business interest with SES related to value creation and who bring financial capabilities, such as debt guarantees and equity financing as well as local project implementation and operating expertise. In addition we anticipate that this element of our strategy will also grow our related technology license and equipment business as these platform projects would utilize our SGT licensing, engineering and equipment systems.

Our business relies on the unique capability of our SGT technology, which can convert the most challenging, and therefore lower cost, coal feedstocks, such as high ash coal and coal wastes, into syngas. We believe our feedstock flexibility exceeds all other commercially available gasification technologies. To demonstrate our technology capabilities, our initial joint venture operating projects were focused on the demonstration of our technology’s robustness via a modest scale plant at our ZZ joint venture, then later on a larger scale at our Yima Joint Ventures. Our three projects with the Aluminum Corporation of China (“CHALCO”), in connection with our Tianwo-SES Joint Venture, have further enhanced the commercial validation of our technologies’ capabilities and strengths. We believe these projects provide evidence of our technology’s capability to operate using coals with characteristics that would not be offered by our competitors. We continue to pursue a variety of additional global projects under development internally and by our customers who wish to use our proprietary gasification technology platform to convert low-cost, locally available feedstocks to high value products.

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Our technology economically extracts carbon and hydrogen from all types of coal, coal wastes, renewable forms of biomass and municipal wastes in an environmentally friendly manner. The carbon and hydrogen are extracted by reacting the coal with oxygen, steam and utilize these energy building blocks to form syngas. Syngas can be used as a substitute for natural gas in many industries such as energy, steel, aluminum, ceramics, glass and others that combust natural gas to produce heat. In addition, syngas can be readily converted into a wide range of energy and chemical products. These products include, but are not limited to, the following:

•	industrial fuel gas,
•	hydrogen and its derivatives,
•	electricity,
•	substitute natural gas (SNG),
•	transportation fuels such as gasoline, diesel and jet fuel,
•	chemicals such as methanol, olefins, and glycols,
•	fertilizers like ammonia and urea, and
•	steel and direct reduction of iron (“DRI”),

Our technology is one of several which have been used successfully in these industrial applications for many years. However, our technology is meaningfully differentiated over other forms of gasification primarily through its feedstock flexibility, its ability to economically convert the lowest quality brown coals and lignites, high ash sub-bituminous coals, bituminous and anthracite coals as well as biomass and other renewable waste materials.

Our most recent product is the XL3000 gasification system introduced in October 2014. It is specifically targeted to provide high syngas capacity and delivery pressure with low capital costs, while maintaining high syngas generation efficiencies on all types of coal feedstock. The XL3000 is targeted to deliver the efficiency and economy required to meet the needs of the world's syngas projects: electricity, steelmaking, industrial chemicals, fertilizers, SNG, and transportation fuels. The XL3000 gasification system delivers approximately 250% syngas capacity (3,000 metric tons per day of coal feedstock) than our previous designs with syngas delivery pressures up to 55 bar.

In August 2016, we announced that we and Xuecheng Energy entered into a definitive agreement to restructure the ZZ Joint Venture. We retained an approximate nine percent ownership in the ZZ Joint Venture, and Xuecheng Energy assumed all outstanding liabilities of the ZZ Joint Venture, including payables related to the Cooperation Agreement with Xuecheng Energy signed in 2013. The definitive agreement took full effect when the registration with the government was completed on October 31, 2016. During the second quarter of fiscal 2017, we will deconsolidate the ZZ Joint Venture and will account for our investment under the cost method. For purposes of the financial statements included herein, the Company has classified all operations related to the ZZ Joint Venture as discontinued operations and have classified all assets and liabilities related to the ZZ Joint Venture as assets/liabilities of discontinued operations. Prior period results have been adjusted to reflect the current presentation.

Outlook

We believe the ever increasing industrialization of developing countries will drive the need for additional and cleaner energy sources and we anticipate that there will be a preference to those companies who can provide these energy sources in an economical and environmentally efficient manner. We own rights to proprietary gasification technology which is capable of converting most of the world’s coal, including low-quality coal and coal waste and renewable sources such as biomass and municipal wastes, into a clean syngas. Because of our technology capability, the clean syngas produced by our technology provides what we believe is a compelling low cost alternative to using expensive natural gas and crude oil energy sources for the production of a wide variety of energy and chemical products. While the current economic environment poses challenges in some regions of the world where growth is slow or where natural gas and oil prices are very low, we believe the long-term outlook for our industry is quite strong.

To date our operations have focused on China which has seen dramatic growth over the past few years. Over the past 18 months we have successfully increased our installed base of gasifier systems from five to twelve, all of which are located in China. While we have seen a recent slowing in the Chinese economy, we expect China will continue provide a strong market for our technology as they continue to seek to become a dominant global economic player.

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Globally, we have seen a shifting of the competitive landscape of gasification over the past months from more commonly deployed gasification technologies that rely on higher grade coals and utilize more water. This has generated an increasing global interest in our technology and its capabilities to produce syngas cleanly, efficiently and with lower water consumption for most all qualities of coal as well as biomass and municipal solid waste. We believe that our technology is well positioned to address the market needs of the changing global energy landscape.

We believe the largest contributor to earnings from our business strategy will be through our project investment partnerships and platforms. While this element of our strategy is more capital intensive, through partnering we intend to manage and minimize our equity requirements, achieve project financing debt support and minimize risk through the formation of joint business enterprises which we call platforms. These project investment platforms are intended to develop multiple projects, raise low cost capital and debt, and build projects using SGT. We typically work with partners who have aligned business interest with us related to value creation and who bring financial capabilities, such as debt guarantees and equity financing as well as local project implementation and operating expertise. In addition we anticipate that this element of our strategy will also grow our related technology license and equipment business as these platform projects would utilize our SGT licensing, engineering and equipment systems. The current global economic environment does provide a number of risks to our business. Our ability to access both debt and equity funding, at commercially reasonable returns, will be critical to achieving growth in the project investment side of our business.

We believe that this is a critical time in shaping the future of our company. We have spent a number of years commercializing our technology and our ZZ and Yima joint ventures combined with the latest licensed projects under our Tianwo-SES joint venture have provided the demonstration of our technical capabilities at commercial scale. Building on the results from these projects we believe we will achieve increasingly more efficient and reliable project operations which in turn will lead to better financial returns both to our shareholders and our joint venture partners.

We do not currently have all of the financial and human resources necessary to fully develop and execute on all of our business opportunities; however, we intend to finance our development through paid services, technology access fees, equity and debt financings, earnings from operations and by securing financial and strategic partners focused on the development of these opportunities. We can make no assurances that our business operations will provide us with sufficient cash flows to continue our operations. We are also seeking to raise capital through our strategic partnering activities. We may need to raise additional capital through equity and debt financing for any new ventures that are developed, to support our existing projects and possible expansions thereof and for our corporate general and administrative expenses. We may consider a full range of financing options in order to create the most value in the context of the increasing interest we are seeing in our technology. We cannot provide any assurance that any financing will be available to us in the future on acceptable terms or at all. Any such financing could be dilutive to our existing stockholders. If we cannot raise required funds on acceptable terms, we may not be able to, among other things, (i) maintain our general and administrative expenses at current levels including retention of key personnel and consultants; (ii) successfully implement our business strategy; (iii) make additional capital contributions to our joint ventures; (v) fund certain obligations as they become due; (vi) respond to competitive pressures or unanticipated capital requirements; or (vii) repay our indebtedness.

Results of Operations

Year Ended June 30, 2016 (“Current Year”) Compared to the Year Ended June 30, 2015 (“Prior Year”)

Revenue. Total revenue was $0.7 million for the Current Year as compared to $0.2 million for the Prior Year. After the deconsolidation of the ZZ Joint Venture the Company consists primarily of investments in joint ventures and currently has limited revenue resources.

Technology licensing and related services revenue was $0.3 million for the Current Year, which resulted from the technical consulting and engineering services provided to two customers during the Current Year. There was no technology licensing and related services revenue to customers during the Prior Year.

Related party consulting revenue increased by $0.2 million to $0.4 million during the Current Year as compared to $0.2 million for the Prior Year, which primarily resulted from technical consulting and engineering services provided to a partner where we received an equity investment interest in Australia.

Costs of sales and plant operating expenses. Costs of sales and plant operating expenses was $0.2 million during the Current Year and there was no costs of sales and plant operating expenses for the Prior Year.

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General and administrative expenses. General and administrative expenses was $8.2 million during the Current Year as compared to $8.4 million during the Prior Year. The decrease of $0.2 million was due primarily to reductions in employee related compensation cost. Recurring general and administrative expenses consist primarily of compensation, professional and consulting fees, travel, and other costs of our corporate, development and administrative functions in Houston and Shanghai, and project and technical development expenses.

Stock-based expense. Stock-based expense increased by $0.7 million to $3.3 million for the Current Year compared to $2.6 million for the Prior Year. The increase was due primarily to approximately $0.6 million recognized for the modification and replacement of warrants in July 2015.

Depreciation and amortization expense. Depreciation and amortization expense was $0.2 million for both the Current Year and the Prior Year. Depreciation and amortization expense is primarily related to amortization of our exclusive GTI license.

Impairments. Impairments amounted to $8.6 million for the Current Year. In the Current Year management determined that the decrease in value due to the shutdown and liquidity situation in its Yima Joint Ventures investment was other than temporary in nature and therefore management conducted an impairment analysis. The valuation led to the conclusion that our investment in the Yima Joint Ventures was impaired as of June 30, 2016 and accordingly we recorded an $8.6 million impairment in the Current Year.

Equity in losses of joint venture. The equity in losses of joint venture was $0.2 million during the Current Year, and relates to our 37% share of losses incurred by for a joint venture in Australia. There was no equity in losses of joint venture for the Prior Year.

Foreign currency gain (loss). Foreign currency loss was $0.3 million for the Current Year as compared to foreign currency gain $27,000 for the Prior Year. The Current Year of $0.3 million foreign currency loss was primarily resulted from the 8% depreciation of the Renminbi yuan (“RMB”) to the U.S. dollar during the Current Year.

Loss from discontinued operations. Loss from discontinued operations related to our ZZ Joint Venture was $3.2 million for the Current Year compared with $27.6 million for the Prior Year. The decrease in loss was due primarily to the $20.9 million impairment which we took in the Prior Year coupled with reduced operating expenditures as a result of the shutdown of the ZZ Joint Venture plant in October 2015.

Liquidity and Capital Resources

We have financed our operations to date through private placements and public offerings of our common stock and through lines of credit and working capital loans in our ZZ Joint Venture. Our lines of credit and working capital loans in the ZZ Joint Venture are all included in liabilities of discontinued operations. We do not currently have all of the financial resources necessary to fully develop and execute on all of our business opportunities and may seek to raise additional capital through either additional equity or debt financing.

On May 13, 2016, we entered into an At The Market Offering Agreement (the “Offering Agreement”) with T.R. Winston & Company (“T.R. Winston”) to sell, from time to time, shares of our common stock having an aggregate sales price of up to $20.0 million through an “at the marketing offering” program under which T.R. Winston would act as sales agent, which we refer to as the ATM Offering. The shares that may be sold under the Offering Agreement, if any, would be issued and sold pursuant to the Company’s $75.0 million universal shelf registration statement on Form S-3 that was declared effective by the Securities and Exchange Commission on April 21, 2016. Through September 9, 2016, we have not sold any shares of our common stock in the ATM Offering. We have no obligation to sell any of our common stock under the Offering Agreement.

In June, 2015, we entered into an SPA with Rui Feng, whereby Rui Feng was to acquire a controlling interest in SESI, a wholly owned subsidiary of which we owns our interest in the ZZ Joint Venture.  Under the terms of the SPA, SESI will sell an approximately 61% equity interest to Rui Feng in exchange for $10 million.  Rui Feng’s second installment payment was due in December 2015 and the third installment was due on or before May 1, 2016. Neither of these installment payments have been made. It is not certain when or if Rui Feng will make any additional required installment payments under the SPA. Because Rui Feng has not made additional installment payments, they have not acquired additional ownership interest in the ZZ Joint Venture. As a result of our agreement with Xuecheng Energy discussed above, we do not anticipate additional installment payments from Rui Feng

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As of June 30, 2016, we had $13.8 million in cash and cash equivalents and $12.4 million of working capital. Excluding assets and liabilities of discontinued operations, we had approximately $13.8 million in cash and cash equivalents and $13.1 million of working capital. The following summarized the sources and uses of cash during the current year:

•	Operating Activities: During the Current Year, we used $8.6 million in cash for operating activities compared to $11.9 million during the Prior Year. Of these amounts discontinued operations comprised a net use of cash of $0.7 million and $1.2 million for 2016 and 2015, respectively. These funds were utilized to fund the ongoing operations of the ZZ Joint Venture, develop our technical licensing and related services and our general and administrative expenses.

•	Investing Activities: During the Current Year, we used $0.8 million in investing activities as compared to $2.0 million during the prior year. Of these amounts discontinued operations comprised a net use of cash of $0.8 million and $2.0 million for 2016 and 2015, respectively. Investing activities during the current year consisted of a $0.8 million certificate of deposit required by the renewal of the ZZ Line of Credit Agreement with ZZ Bank, coupled with an additional $27,000 in capital expenditures. During the Prior Year, we used approximately $1.6 million related to the ZZ Line of Credit with ZZ Bank and capital expenditures related to the ZZ Joint Venture.

•	Financing Activities: For the Current Year, we had a net source of cash of $2.1 million as compared to $16.6 million in the Prior Year. Of these amounts discontinued operations comprised a net source of cash of $0.8 million and $3.3 million for 2016 and 2015, respectively. During the Current Year we used $3.1 million to repay the ZZ Bank for Line of Credit Agreement and we received $3.9 million under the Line of Credit Agreement from ZZ Bank. In addition, we received proceeds of $1.0 million from the exercise of stock warrants and $0.3 million from the exercise of stock options.

We currently plan to use our available cash for (i) expanding our technology and securing orders and associated tasks with developing our business with a prime focus on the markets of syngas for direct replacement of natural gas, syngas for producing substitute natural gas and power; (ii) securing new partners for our technology business; (iii) technology product advancement for power applications and industrial syngas; (iv) general and administrative expenses; and (v) working capital and other general corporate purposes.

Critical Accounting Policies

The preparation of financial statements in accordance with U.S. generally accepted accounting principles, or “GAAP”, requires our management to make certain estimates and assumptions which are inherently imprecise and may differ significantly from actual results achieved. We believe the following are our critical accounting policies due to the significance, subjectivity and judgment involved in determining our estimates used in preparing our consolidated financial statements. We evaluate our estimates and assumptions used in preparing our consolidated financial statements on an ongoing basis utilizing historic experience, anticipated future events or trends and on various other assumptions that are believed to be reasonable under the circumstances. The resulting effects of changes in our estimates are recorded in our consolidated financial statements in the period in which the facts and circumstances that give rise to the change in estimate become known.

We believe the following describes significant judgments and estimates used in the preparation of our consolidated financial statements:

Revenue Recognition

Revenue from sales of products, which has included the capacity fee and energy fee earned at the ZZ Joint Venture plant and has included sale of methanol under the ZZ Cooperation Agreement, and sales of equipment are recognized when the following elements are satisfied: (i) there are no uncertainties regarding customer acceptance; (ii) there is persuasive evidence that an agreement exists; (iii) delivery has occurred; (iv) the sales price is fixed or determinable; and (v) collectability is reasonably assured. All ZZ Joint Venture revenue is included in discontinued operations.

Technology licensing revenue is typically received over the course of a project’s development as milestones are met. We may receive upfront licensing fee payments when a license agreement is entered into. Typically, the majority of a license fee is due once project financing and equipment installation occur. We recognize license fees as revenue when the license fees become due and payable under the license agreement, subject to the deferral of the amount of the performance guarantee. Fees earned for engineering services, such as services that relate to integrating our technology to a customer’s project, are recognized using the percentage-of-completion method.

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Impairment Evaluation of Long-Lived Assets

We evaluate our long-lived assets, such as property, plant and equipment, construction-in-progress, and specifically identified intangibles, when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. When we believe an impairment condition or "triggering event" may have occurred, we are required to estimate the undiscounted future cash flows associated with a long-lived asset or group of long-lived assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities for long-lived assets that are expected to be held and used. We evaluate our operating plants as a whole. Production equipment at each plant is not evaluated for impairment separately, as it is integral to the assumed future operations of the plant. All construction and development projects are reviewed for impairment whenever there is an indication of potential reduction in fair value. If it is determined that it is no longer probable that the projects will be completed and all capitalized costs recovered through future operations, the carrying values of the projects would be written down to the recoverable value. If we determine that the undiscounted cash flows from an asset to be held and used are less than the carrying amount of the asset, or if we have classified an asset as held for sale, we estimate fair value to determine the amount of any impairment charge.

The following summarizes some of the most significant estimates and assumptions used in evaluating if we have an impairment charge.

Undiscounted Expected Future Cash Flows. In order to estimate future cash flows, we consider historical cash flows and changes in the market environment and other factors that may affect future cash flows. To the extent applicable, the assumptions we use are consistent with forecasts that we are otherwise required to make (for example, in preparing our other earnings forecasts). The use of this method involves inherent uncertainty. We use our best estimates in making these evaluations and consider various factors, including forward price curves for energy, feedstock costs, and other operating costs. However, actual future market prices and project costs could vary from the assumptions used in our estimates, and the impact of such variations could be material.

Fair Value. Generally, fair value will be determined using valuation techniques such as the present value of expected future cash flows. We will also discount the estimated future cash flows associated with the asset using a single interest rate representative of the risk involved with such an investment. We may also consider prices of similar assets, consult with brokers, or employ other valuation techniques. We use our best estimates in making these evaluations; however, actual future market prices and project costs could vary from the assumptions used in our estimates, and the impact of such variations could be material.

Investment in Joint Ventures

We have equity investments in various privately held entities. We account for these investments either under the equity method or cost method of accounting depending on our ownership interest and level of influence. Investments accounted for under the equity method are recorded based upon the amount of our investment and adjusted each period for our share of the investee's income or loss. Investments are reviewed for changes in circumstance or the occurrence of events that suggest an other than temporary event where our investment may not be recoverable.

Because of the current operating and liquidity concerns ongoing at the Yima Joint Ventures, our management evaluated its investment in the Yima Joint Ventures to determine whether an other than temporary decrease in value had occurred for the year ended June 30, 2016. Management determined that the decrease in value due to the shutdown and liquidity situation are other than temporary in nature and therefore management conducted an impairment analysis utilizing a discounted cash flow fair market valuation with the assistance of a third party valuation expert. In this valuation, significant unobservable inputs were used to calculate the fair value of the investment. The valuation led to the conclusion that the investment in the Yima Joint Ventures was impaired as of June 30, 2016 and accordingly we recorded an $8.6 million impairment for the fiscal year ended June 30, 2016. The carrying value of our Yima investment was approximately $26.2 million as of June 30, 2016 as compared to $34.8 million as of June 30, 2015. We continue to monitor the Yima Joint Ventures and could take an additional impairment in the future if operating conditions do not meet our current expectations, or if the liquidity situation worsens.

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The estimated fair value of our interest in the Yima Joint Ventures was determined based on the estimated fair value utilizing three probability weighted scenarios developed by management which considered future production profiles, discounted by a factor (20%) for the lack of marketability and control.  Our fair value measurement was based on significant inputs that were not observable in the market and thus represent a level 3 measurement.  Significant level 3 assumptions used in the determination of the estimated future net revenues from the Yima Joint Ventures included estimates of: future production, inflation based upon available analysis regarding the Chinese market; methanol prices and other outputs, production costs including key inputs of coal, electricity, water, and repairs and maintenance and income taxes. The calculated estimated future net revenues for each scenario were then discounted using an estimated weighted average cost of capital of 11.25%, which included inputs related to the China country risk.

Accounting for Variable Interest Entities and Financial Statement Consolidation Criteria

The joint ventures which we enter into may be considered variable interest entities, or VIEs. We consolidate all VIEs where we are the primary beneficiary. This determination is made at the inception of our involvement with the VIE. We consider both qualitative and quantitative factors and form a conclusion that we, or another interest holder, absorb a majority of the entity’s risk for expected losses, receive a majority of the entity’s potential for expected residual returns, or both. We do not consolidate VIEs where we are not the primary beneficiary. We account for these unconsolidated VIEs under the equity method or cost method of accounting and include our net investment in investments on our consolidated balance sheets. Our equity interest in the net income or loss from our unconsolidated VIEs under the equity method of accounting is recorded in non-operating (income) expense on a net basis on our consolidated statements of operations.

We have determined that the ZZ Joint Venture is a VIE and that we are the primary beneficiary. The assets and liabilities of the ZZ Joint Venture have been presented as discontinued operations. We have determined that the Yima Joint Ventures are VIEs and that Yima is the primary beneficiary since Yima has a 75% ownership interest in the Yima Joint Ventures. We have determined that Tianwo-SES is a VIE and that SST is the primary beneficiary since SST has a 65% ownership interest in the Joint Venture.

Off Balance Sheet Arrangements

In February 2016, we amended and extended the lease agreement for our corporate offices in Houston, Texas which now expires on December 31, 2017. We currently lease our space in Shanghai, China from a joint venture partner under a short-term leasing arrangement.

Contractual Obligations

Our material contractual obligations at June 30, 2016 were as follows (in thousands):

Contractual Obligations	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Continuing Operations:
Operating leases	364	243	121	—	—
Discontinued Operations:
ZZ Short-term Loan with Zao Zhuang Bank (1)	$3,016	$3,016	$—	$—	$—
ZZ Line of Credit with Zao Zhuang Bank (1)	3,770	3,770	—	—	—
Total	$7,150	$7,029	$121	$—	$—

(1)Amount included in liabilities of discontinued operations on the Company’s consolidated balance sheet.

Recently Issued Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, which creates Accounting Standards Codification (“ASC”) Topic 606, “Revenue from Contracts with Customers,” and supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition,” including most industry-specific revenue recognition guidance throughout the Industry Topics of the Codification. In addition, ASU No. 2014-09 supersedes the guidance in Subtopic 605-35, “Revenue Recognition—Construction-Type and Production-Type Contracts,” and creates new Subtopic 340-40, “Other Assets and Deferred Costs—Contracts with Customers.” In summary, the core principle of Topic 606 is to recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. Companies are allowed to select between two transition methods: (1) a full retrospective transition method with the application of the new guidance to each prior reporting period presented, or (2) a retrospective transition method that recognizes the cumulative effect on prior periods at the date of adoption together with additional footnote disclosures. The amendments in ASU No. 2014-09 are effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period, and early application is not permitted. In March 2016 and April 2016, the FASB issued ASU No. 2016-08 and ASU No. 2016-10, respectively. The amendments in ASU No. 2016-08 and ASU No. 2016-10 do not change the core principle of ASU No. 2014-09, but instead clarify the implementation guidance on principle versus agent considerations and identify performance obligations and the licensing implementation guidance, respectively. We are currently evaluating the impact the adoption of this guidance will have on our consolidated financial statements and have not made any decision on the method of adoption.

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In February 2015, the FASB issued ASU No. 2015-02, which amends ASC Subtopic 810, “Consolidations.” This amendment affects reporting entities that are required to evaluate whether they should consolidate certain legal entities. Specifically, the amendments modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities (“VIEs”) or voting interest entities; eliminate the presumption that a general partner should consolidate a limited partnership; affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships. The standard is effective for interim and annual reporting periods beginning after December 15, 2015. The standard may be applied retrospectively or through a cumulative effect adjustment to retained earnings as of the beginning of the year of adoption. The adoption of this guidance will not have an impact on our financial condition, results of operations, cash flows or financial disclosures.

In April 2015, the FASB issued ASU No. 2015-03, which amends ASC Subtopic 835-30, “Interest – Imputation of Interest.” The guidance requires debt issuance costs to be presented in the balance sheet as a direct reduction from the associated debt liability. The standard is effective for interim and annual reporting periods beginning after December 15, 2015. The adoption of this guidance will not have an impact on our financial condition, or financial disclosures.

In November 2015, the FASB issued ASU No. 2015-17, which amends ASC Topic 740, “Income Taxes.” This amendment aligns the presentation of deferred income tax assets and liabilities with International Financial Reporting Standards. International Accounting Standard 1, Presentation of Financial Statements, requires deferred tax assets and liabilities to be classified as noncurrent in a classified statement of financial position. The current requirement that deferred tax liabilities and assets be offset and presented as a single amount is not affected by the amendments in this update. The standard is effective for interim and annual reporting periods beginning after December 15, 2016. Early adoption is permitted for all entities as of the beginning of an interim or annual reporting period. The amendments in this update may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. We are evaluating what impact, if any, the adoption of this guidance will have on our financial condition, results of operations, cash flows or financial disclosures.

In February 2016, the FASB issued ASU No. 2016-02, which creates ASC Topic 842, “Leases.” This update increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2018. We are evaluating what impact, if any, the adoption of this guidance will have on our financial condition, results of operations, cash flows or financial disclosures.

In March 2016, the FASB issued ASU No. 2016-09, which amends ASC Topic 718, “Compensation – Stock Compensation.” This amendment simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. This guidance is effective for interim and annual reporting periods beginning after December 15, 2016. We are evaluating what impact, if any, the adoption of this guidance will have on our financial condition, results of operations, cash flows or financial disclosures.

Item 7A. Quantitative and Qualitative Disclosure About Market Risk

Qualitative disclosure about market risk.

We are exposed to certain qualitative market risks as part of our ongoing business operations, including risks from changes in foreign currency exchange rates and commodity prices that could impact our financial position, results of operations and cash flows. We manage our exposure to these risks through regular operating and financing activities, and may, in the future, use derivative financial instruments to manage this risk. We have not entered into any derivative financial instruments to date.

Foreign currency risk

We conduct operations in China and our functional currency in China is the RMB. Our consolidated financial statements are expressed in U.S. Dollars ("USD") and will be negatively affected if foreign currencies, such as the RMB, depreciate relative to the USD. For example, there has recently been intense pressure on the RMB due to the devaluation by China’s central bank. We cannot predict at this time when prices will stabilize or recover.

In addition, our currency exchange losses may be magnified by exchange control regulations in China or other countries that restrict our ability to convert RMB into USD. The People’s Bank of China, the monetary authority in China, sets the spot rate of the RMB, and may also use a variety of techniques, such as intervention by its central bank or imposition of regulatory controls or taxes, to affect the exchange rate relative to the USD. In the future, the Chinese government may also issue a new currency to replace its existing currency or alter the exchange rate or relative exchange characteristics resulting in devaluation or revaluation of the RMB in ways that may be adverse to our interests.

9

Commodity price risk

Our business plan is to purchase coal and other consumables from suppliers and to sell commodities, such as syngas, methanol and other products. Coal is the largest component of our costs of product sales and in order to mitigate coal price fluctuation risk for future projects, we expect to enter into long-term contracts for coal supply or to acquire coal assets.

The majority of our revenues are derived from the sale of methanol in China. We do not have long term off-take agreements for these sales, so revenues fluctuate based on local market spot prices, which have been under significant pressure, and we are unsure of how much longer this will continue. Our liquidity and capital resources will be materially adversely affected if markets remain under pressure, and we are unable to obtain satisfactory prices for these commodities or if prospective buyers do not purchase these commodities.

Hedging transactions may be available to reduce our exposure to these commodity price risks, but availability may be limited and we may not be able to successfully hedge this exposure at all. To date, we have not entered into any hedging transactions.

Customer credit risk

We are exposed to the risk of financial non-performance by customers. To manage customer credit risk, we monitor credit ratings of customers and seek to minimize exposure to any one customer where other customers are readily available.

10

Item 8. Financial Statements and Supplementary Data

11

Report of Independent Registered Public Accounting Firm

To Board of Directors and Stockholders

Synthesis Energy Systems, Inc.

We have audited the accompanying consolidated balance sheets of Synthesis Energy Systems, Inc. (the “Company”) as of June 30, 2016 and 2015, and the related consolidated statements of operations, other comprehensive loss, equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts of disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Synthesis Energy Systems, Inc. as of June 30, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Houston, Texas

September 29, 2016, except for Note 4 which is as of November 28, 2016

12

SYNTHESIS ENERGY SYSTEMS, INC.

Consolidated Balance Sheets

(In thousands, except par value amounts)

	June 30, 2016	June 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$13,807	$21,329
Accounts receivable, net	27	705
Prepaid expenses and other currents assets	828	352
Inventory	43	46
Assets of discontinued operations	2,682	3,201

Total current assets	17,387	25,633

Property, plant and equipment, net	54	113
Intangible asset, net	898	939
Investment in joint ventures	26,201	34,815
Other long-term assets	661	645
Assets of discontinued operations	9,980	11,606

Total assets	$55,181	$73,751

LIABILITIES AND EQUITY
Current liabilities:
Accrued expenses and accounts payable	$1,655	$2,555
Liabilities of discontinued operations	13,337	12,423

Total current liabilities	14,992	14,978

Commitment and contingencies (Note 11)

Share holders’ equity:
Preferred stock, $0.01 par value- 20,000 shares authorized – no shares issued and outstanding	—	—
Common stock, $0.01 par value: 200,000 shares authorized: 87,044 and 86,984 shares issued and outstanding, respectively	870	855
Additional paid-in capital	261,225	256,643
Accumulated deficit	(226,938)	(203,866)
Accumulated other comprehensive income	6,586	6,179
Total shareholder’s equity	41,743	59,811
Noncontrolling interests in subsidiaries	(1,554)	(1,038)

Total equity	40,189	58,773

Total liabilities and equity	$55,181	$73,751

See accompanying notes to the consolidated financial statements.

13

SYNTHESIS ENERGY SYSTEMS, INC.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Year Ended June 30,
	2016	2015
Revenue:
Technology licensing and related services	$300	$—
Related party consulting services	350	169
Total revenue	650	169

Costs and Expenses:
Costs of sales and plant operating expenses	211	—
General and administrative expenses	8,228	8,360
Stock-based expense	3,317	2,586
Depreciation and amortization	217	235
Impairments	8,613	—
Total costs and expenses	20,586	11,181
Operating loss	(19,936)	(11,012)

Non-operating income (expense):
Equity in losses of joint venture	(244)	—
Foreign currency gains (losses), net	(253)	27
Interest income	29	27

Loss from continuing operations	(20,404)	(10,958)
Loss from discontinued operations	(3,184)	(27,578)

Net Loss	(23,588)	(38,536)
Less: net loss attributable to non-controlling interests	(516)	(654)

Net loss attributable to SES stockholders	$(23,072)	$(37,882)

Net loss attributable to SES stockholders:
From continuing operations	(19,910)	(10,958)
From discontinued operations	(3,162)	(26,924)

Net loss attributable to SES stockholders	$(23,072)	$(37,882)

Net loss per share (Basic and diluted):
From continuing operations	(0.23)	(0.15)
From discontinued operations	(0.04)	(0.35)

Net loss attributable to SES stockholders	$(0.27)	$(0.50)

Weighted average common shares outstanding:
Basic and diluted	86,776	75,699

See accompanying notes to the consolidated financial statements.

14

SYNTHESIS ENERGY SYSTEMS, INC.

Consolidated Statements of Other Comprehensive Loss

(In thousands)

	Year Ended June 30,
	2016	2015
Net loss	$(23,588)	$(38,536)
Cumulative translation adjustment	407	120
Comprehensive loss	(23,181)	(38,416)
Less comprehensive income (loss) attributable to noncontrolling interests	(516)	(651)
Comprehensive loss attributable to the Company	$(22,665)	$(37,765)

See accompanying notes to the consolidated financial statements.

15

SYNTHESIS ENERGY SYSTEMS, INC.

Consolidated Statements of Equity

(In thousands)

	Common Stock				Accumulated Other	Non-
	Shares	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Comprehensive Income	controlling Interest	Total

Balance at June 30, 2014	73,107	$731	$241,125	$(165,984)	$6,062	$(646)	$81,288
Net loss	—	—	—	(37,882)	—	(654)	(38,536)
Currency translation adjustment	—	—	—	—	117	3	120
Issuance of common stock	12,000	120	11,371	—	—	—	11,491
Net proceeds from sale of subsidiary shares	—	—	1,341	—	—	259	1,600
Stock-based expense	—	—	2,586	—	—	—	2,586
Exercise of stock options and warrants	369	4	220	—	—	—	224
Balance at June 30, 2015	85,476	$855	$256,643	$(203,866)	$6,179	$(1,038)	$58,773

Net loss	—	—	—	(23,072)	—	(516)	(23,588)
Currency translation adjustment	—	—	—	—	407	—	407
Issuance of common stock	1,000	10	990	—	—	—	1,000
Stock-based expense	136	1	3,316	—	—	—	3,317
Exercise of stock options	372	4	276	—	—	—	280
Balance at June 30, 2016	86,984	$870	$261,225	$(226,938)	$6,586	$(1,554)	$40,189

See accompanying notes to the consolidated financial statements.

16

SYNTHESIS ENERGY SYSTEMS, INC.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended June 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(23,588)	$(38,536)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based expense	3,317	2,586
Depreciation of property, plant and equipment	644	1,375
Amortization of intangible and other assets	225	228
Impairments	8,613	20,914
Equity in losses of joint ventures	2	—
Foreign currency gains	—	(39)
Changes in operating assets and liabilities:
Accounts receivable	659	(7)
Prepaid expenses and other current assets	156	341
Inventory	424	281
Other long-term assets	128	(335)
Accrued expenses and payables	861	1,282
Net cash used in operating activities	(8,559)	(11,910)

Cash flows from investing activities:
Certificate of deposit- restricted cash	(771)	(1,627)
Capital expenditures	(27)	(355)
Equity investment in joint ventures	(1)	(2)
Net cash used in investing activities	(799)	(1,984)

Cash flows from financing activities:
Payments on short-term bank loan- ZZ Joint Venture	—	(3,253)
Payments on revolving line of credit- ZZ Joint Venture	(3,143)	—
Proceeds from short-term bank loan- ZZ Joint Venture	—	3,254
Proceeds from revolving line of credit- ZZ Joint Venture	3,913	3,254
Proceeds from exercise of stock options, net	280	224
Proceeds from issuance of common stock, net	1,000	11,491
Proceeds from sale of subsidiary shares	—	1,600
Net cash provided by financing activities	2,050	16,570

Net increase/(decrease) in cash and cash equivalents	(7,308)	2,676
Cash and cash equivalents, beginning of year	21,329	18,644
Effect of exchange rates on cash	(214)	9
Cash and cash equivalents, end of year	$13,807	$21,329

See accompanying notes to the consolidated financial statements.

17

SYNTHESIS ENERGY SYSTEMS, INC.

Notes to the Consolidated Financial Statements

Note 1 — Summary of Significant Accounting Policies

(a) Organization and description of business

Synthesis Energy Systems, Inc. (“SES”), together with its wholly-owned and majority-owned controlled subsidiaries (collectively, the “Company”) is a global clean energy and gasification technology company that provides proprietary gasification technology systems and solutions to the energy and chemical industries. Our gasification technology is a flexible, efficient and economic technology for the production of synthesis gas, or syngas, a mixture of primarily hydrogen, carbon monoxide and methane. Syngas is a clean and versatile source of energy. Our technology is uniquely capable of manufacturing clean syngas from a wide variety of energy resources including most all existing forms of coal, biomass, municipal wastes and refuse derived fuels and petroleum coke. In doing so, our technology produces syngas which allows us to unlock the energy from these resources and transform the syngas into electric power as well as a natural gas substitute. Furthermore, our syngas can be used to produce a variety of chemical products, fertilizers and transportation fuels. Our proprietary fluidized bed technology is built on decades of research, development, demonstration and commercialization. At the present time, we have commercialized seven gasification units. In addition, we are in the process of commissioning five units and have two additional units under development. The Company’s headquarters is located in Houston, Texas and has an additional administrative location for Chinese operations in Shanghai, China.

(b) Basis of presentation and principles of consolidation

The consolidated financial statements are in U.S. dollars (“USD”). Non-controlling interests in consolidated subsidiaries in the consolidated balance sheets represents minority stockholders’ proportionate share of the equity in such subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

As discussed in Note 3, in August 2016, we announced that we and Xuecheng Energy entered into a definitive agreement to restructure the ZZ Joint Venture. The definitive agreement took full effect when the registration with the government was completed on October 31, 2016. We retained an approximate nine percent ownership in the ZZ Joint Venture, and Xuecheng Energy assumed all outstanding liabilities of the ZZ Joint Venture, including payables related to the Cooperation Agreement with Xuecheng Energy signed in 2013. In accordance with accounting guidance, the Company has classified all operations related to the ZZ Joint Venture as discontinued operations and have classified all assets and liabilities related to the ZZ Joint Venture as assets/liabilities of discontinued operations for all periods presented.

(c) Use of estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Management considers many factors in selecting appropriate operational and financial accounting policies and controls, and in developing the assumptions that are used in the preparation of these consolidated financial statements. Management must apply significant judgment in this process. Among the factors, but not fully inclusive of all factors that may be considered by management in these processes are: the range of accounting policies permitted by accounting principles generally accepted in the United States of America; management’s understanding of the Company’s business for both historical results and expected future results; the extent to which operational controls exist that provide high degrees of assurance that all desired information to assist in the estimation is available and reliable or whether there is greater uncertainty in the information that is available upon which to base the estimate; expectations of the future performance of the economy, both domestically, and globally, within various areas that serve the Company’s principal customers and suppliers of goods and services; expected rates of exchange, sensitivity and volatility associated with the assumptions used in developing estimates; and whether historical trends are expected to be representative of future trends. The estimation process often times may yield a range of potentially reasonable estimates of the ultimate future outcomes and management must select an amount that lies within that range of reasonable estimates based upon the risks associated with the variability that might be expected from the future outcome and the factors considered in developing the estimate. Management attempts to use its business and financial accounting judgment in selecting the most appropriate estimate, however, actual amounts could and will differ from those estimates.

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(d) Cash and cash equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates market value(e) Supplemental disclosures of cash flow information (in thousands):

	Years Ended June 30,
	2016	2015
Interest paid for discontinued operations	$434	$374

Non-cash transactions:
Fair value of stock and warrants issued to placement agent	—	310
Equity received /revenue recognized from consulting compensation	242	—

(f) Accounts receivable and allowance for doubtful accounts

Accounts receivable are stated at historical carrying amounts net of allowance for doubtful accounts. The Company establishes provisions for losses on accounts receivable if it is determined that collection of all or part of an outstanding balance is not probable. Collectability is reviewed regularly and an allowance is established or adjusted, as necessary. As of June 30, 2016 and 2015, no allowance for doubtful accounts was necessary.

(g) Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the average cost method. Inventories include finished goods and raw materials which are expensed to cost of sales when consumed.

(h) Property, plant, and equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed by using the straight-line method at rates based on the estimated useful lives of the various classes of property, plant and equipment. Estimates of useful lives are based upon a variety of factors including durability of the asset, the amount of usage that is expected from the asset, the rate of technological change and the Company’s business plans for the asset. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Should the Company change its plans with respect to the use and productivity of property, plant and equipment, it may require a change in the useful life of the asset or incur a charge to reflect the difference between the carrying value of the asset and the proceeds expected to be realized upon the asset’s sale or abandonment. Expenditures for maintenance and repairs are expensed as incurred and significant major improvements are capitalized and depreciated over the estimated useful life of the asset.

(i) Intangible assets

Goodwill and other intangible assets with indefinite useful lives are not amortized but instead are tested annually for impairment, or immediately if conditions indicate that impairment could exist. Intangible assets with definite useful lives are amortized over their estimated useful lives and reviewed for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Substantial judgment is necessary in the determination as to whether an event or circumstance has occurred that may trigger an impairment analysis and in the determination of the related cash flows from the asset. Estimating cash flows related to long-lived assets is a difficult and subjective process that applies historical experience and future business expectations to revenues and related operating costs of assets. Should impairment appear to be necessary, subjective judgment must be applied to estimate the fair value of the asset, for which there may be no ready market, which often times results in the use of discounted cash flow analysis and judgmental selection of discount rates to be used in the discounting process. If the Company determines an asset has been impaired based on the projected undiscounted cash flows of the related asset or the business unit, and if the cash flow analysis indicates that the carrying amount of an asset exceeds related undiscounted cash flows, the carrying value is reduced to the estimated fair value of the asset. There were no events or circumstances that triggered an impairment analysis of intangible assets during the year ended June 30, 2016.

19

(j) Impairment of long-lived assets

The Company evaluates its long-lived assets, such as property, plant and equipment, construction-in-progress, and specifically identified intangibles, when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. When the Company believes an impairment condition may have occurred, it is required to estimate the undiscounted future cash flows associated with a long-lived asset or group of long-lived assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities for long-lived assets that are expected to be held and used. The Company evaluates its operating plants as a whole. Production equipment at each plant is not evaluated for impairment separately, as it is integral to the assumed future operations of the plant. All construction and development projects are reviewed for impairment whenever there is an indication of potential reduction in fair value. If it is determined that it is no longer probable that the projects will be completed and all capitalized costs recovered through future operations, the carrying values of the projects would be written down to the recoverable value. If the Company determines that the undiscounted cash flows from an asset to be held and used are less than the carrying amount of the asset, or if the Company has classified an asset as held for sale, it estimates fair value to determine the amount of any impairment charge.

During the fiscal year ended June 30, 2015, there was a significant decline in methanol prices in the China commodity market, which put significant pressure on our methanol production margins at the ZZ Joint Venture plant, which is included in assets of discontinued operations. Accordingly, the Company evaluated the ongoing value of the ZZ Joint Venture facility and based on this evaluation, the Company determined that the $32 million carrying value of the ZZ Joint Venture facility was no longer entirely recoverable. Due to this impairment, the Company wrote down the value of the facility to its estimated fair value of $11.0 million and recognized an impairment expenses of $20.9 million, which is included in loss from discontinued operations. The fair value was based on expected future cash flows using Level 3 inputs under ASC 820.

(k) Investment in joint ventures

We have equity investments in various privately held entities. We account for these investments either under the equity method or cost method of accounting depending on our ownership interest and level of influence. Investments accounted for under the equity method are recorded based upon the amount of our investment and adjusted each period for our share of the investee's income or loss. Investments are reviewed for changes in circumstance or the occurrence of events that suggest an other than temporary event where our investment may not be recoverable.

Because of the current operating and liquidity concerns ongoing at the Yima Joint Ventures, our management evaluated its investment in the Yima Joint Ventures to determine whether an other than temporary decrease in value had occurred for the year ended June 30, 2016. Management determined that the decrease in value due to the shutdown and liquidity situation are other than temporary in nature and therefore management conducted an impairment analysis utilizing a discounted cash flow fair market valuation with the assistance of a third party valuation expert. In this valuation, significant unobservable inputs were used to calculate the fair value of the investment. The valuation led to the conclusion that the investment in the Yima Joint Ventures was impaired as of June 30, 2016 and accordingly we recorded an $8.6 million impairment for the fiscal year ended June 30, 2016. The carrying value of our Yima investment was approximately $26.2 million as of June 30, 2016 as compared to $34.8 million as of June 30, 2015. We continue to monitor the Yima Joint Ventures and could take an additional impairment in the future if operating conditions do not meet our current expectations, or if the liquidity situation worsens.

The estimated fair value of our interest in the Yima Joint Ventures was determined based on the estimated fair value utilizing three probability weighted scenarios developed by management which considered future production profiles, discounted by a factor (20%) for the lack of marketability and control.  Our fair value measurement was based on significant inputs that were not observable in the market and thus represent a level 3 measurement.  Significant level 3 assumptions used in the determination of the estimated future net revenues from the Yima Joint Ventures included estimates of: future production, inflation based upon available analysis regarding the Chinese market; methanol prices and other outputs, production costs including key inputs of coal, electricity, water, and repairs and maintenance and income taxes. The calculated estimated future net revenues for each scenario were then discounted using an estimated weighted average cost of capital of 11.25%, which included inputs related to the China country risk.

(l) Income taxes

Deferred tax liabilities and assets are determined based on temporary differences between the basis of assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences. Valuation allowances are established when necessary based upon the judgment of management to reduce deferred tax assets to the amount expected to be realized and could be necessary based upon estimates of future profitability and expenditure levels over specific time horizons in particular tax jurisdictions. The Company recognizes the tax benefit from an uncertain tax position when, based on technical merits, it is more likely than not the position will be sustained on examination by the taxing authorities.

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(m) Land use rights

Prepayments for land use rights are amortized on a straight-line basis over the term of the rights agreements and are included in long-term assets on the Company’s consolidated balance sheets.

(n) Foreign currency translation

Assets and liabilities of the Company’s foreign subsidiaries are translated into U.S. dollars at period-end rates of exchange, and income and expenses are translated at average exchange rates during the period. For the years ended June 30, 2016 and 2015, adjustments resulting from translating financial statements into U.S. dollars are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive loss. Gains and losses from foreign currency transactions are included in the calculation of net loss.

(o) Revenue recognition

Revenue from sales of products, which has included the capacity fee and energy fee earned at the ZZ Joint Venture plant has included sale of methanol under the ZZ Cooperation Agreement, and sales of equipment are recognized when the following elements are satisfied: (i) there are no uncertainties regarding customer acceptance; (ii) there is persuasive evidence that an agreement exists; (iii) delivery has occurred; (iv) the sales price is fixed or determinable; and (v) collectability is reasonably assured. The Company records revenue net of any applicable value-added taxes. All ZZ Joint Venture revenue is included in discontinued operations.

Technology licensing revenue is typically received over the course of a project’s development as milestones are met. The Company may receive upfront licensing fee payments when a license agreement is entered into. Typically, the majority of a license fee is due once project financing and equipment installation occur. The Company recognizes license fees for the use of its gasification systems as revenue when the license fees become due and payable under the license agreement, subject to the deferral of the amount of the performance guarantee. Fees earned for engineering services, such as services that relate to integrating our technology to a customer’s project, are recognized using the percentage-of-completion method.

(p) Stock-based expense

The Company has a stock-based compensation plan under which stock-based awards have been granted to employees and non-employees. Stock-based expense is accounted for in accordance with ASC 718, “Compensation – Stock Compensation.” The Company establishes fair values for its equity awards to determine its cost and recognizes the related expense over the appropriate vesting periods. The Company recognizes expense for stock options, stock warrants, and restricted stock awards. The fair value of restricted stock awards is based on the market value as of the date of the awards, and for stock-based awards vesting based on service period, the value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period on a straight-line basis for each separately vesting portion of the award as if the award was, in substance, multiple awards. See Note 12 for additional information related to stock-based expense.

(q) Accounting for variable interest entities (VIEs) and financial statement consolidation criteria

The joint ventures which the Company enters into may be considered VIEs. The Company consolidates all VIEs where it is the primary beneficiary. This determination is made at the inception of the Company’s involvement with the VIE and is continuously assessed. The Company considers qualitative factors and forms a conclusion that the Company, or another interest holder, has a controlling financial interest in the VIE and, if so, whether it is the primary beneficiary. In order to determine the primary beneficiary, the Company considers who has the power to direct activities of the VIE that most significantly impacts the VIE’s performance and has an obligation to absorb losses from or the right to receive benefits of the VIE that could be significant to the VIE. The Company does not consolidate VIEs where it is not the primary beneficiary. The Company accounts for these unconsolidated VIEs using either the equity method of accounting if the Company has significant influence but not control, or the cost method of accounting and includes its net investment on its consolidated balance sheets. Under the equity method, the Company’s equity interest in the net income or loss from its unconsolidated VIEs is recorded in non-operating income (expense) on a net basis on its consolidated statements of operations. In the event of a change in ownership, any gain or loss resulting from an investee share issuance is recorded in earnings. Controlling interest is determined by majority ownership interest and the ability to unilaterally direct or cause the direction of management and policies of an entity after considering any third-party participatory rights.

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The Company has determined that the ZZ Joint Venture is a VIE and has determined that the Company is the primary beneficiary. In making the initial determination, the Company considered, among other items, the change in profit distribution between the Company and Xuejiao (as defined in Note 3 – Current Projects) after 20 years. The expected negative variability in the fair value of the ZZ Joint Venture’s net assets was considered to be greater during the first 20 years of the ZZ Joint Venture’s life, which coincided with our original 95% profit/loss allocation, versus the latter 30 years in which the Company’s profit/loss allocation would be reduced to 10%. As the result of an amendment to the ZZ Joint Venture agreement in 2010, the profit distribution percentages will remain in place after the first 20 years, providing further support to the determination that the Company is the primary beneficiary. The ZZ Joint Venture has been reflected as discontinued operations (see Note 4).

The Company has determined that the Yima Joint Ventures are VIEs and that Yima, the joint venture partner, is the primary beneficiary since Yima has a 75% ownership interest in the Yima Joint Ventures and has the power to direct the activities of the VIE that most significantly influence the VIE’s performance. The carrying value of our investment in the Yima Joint Ventures as of June 30, 2016 is approximately $26.2 million.

The Company has determined that the Tianwo-SES Joint Venture (as defined in Note 3 – Current Projects – Tianwo-SES Joint Venture) is a VIE and that STT, the joint venture partner, is the primary beneficiary since SST has a 65% ownership interest in the Tianwo-SES Joint Venture and has the power to direct the activities of the Tianwo-SES Joint Venture that most significantly influence its performance. Because of losses sustained by the Tianwo-SES Joint Venture, the carrying value of this joint venture is zero at June 30, 2016.

(r) Fair value measurements

Accounting standards require that fair value measurements be classified and disclosed in one of the following categories:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2	Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

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The Company’s financial assets and liabilities are classified based on the lowest level of input that is significant for the fair value measurement. The following table summarizes the assets of the Company measured at fair value on a recurring basis as of June 30, 2016 and 2015 (in thousands):

	June 30, 2016
	Level 1		Level 2		Level 3	Total
Assets:
Certificates of Deposit	$—		$50	(1)	$—	$50
Certificates of Deposit- Restricted	—		2,262	(2)	—	2,262
Money Market Funds	12,654	(3)	—		—	12,654

	June 30, 2015
	Level 1		Level 2		Level 3	Total
Assets:
Certificates of Deposit	$—		$50	(1)	$—	$50
Certificates of Deposit- Restricted	—		1,635	(2)	—	1,635
Money Market Funds	18,128	(3)	—		—	18,128

(1)	Amount included in current assets on the Company’s consolidated balance sheets.
(2)	Amount included in assets of discontinued operations on the Company’s consolidated balance sheets.
(3)	Amount included in cash and cash equivalents on the Company’s consolidated balance sheets.

The carrying values of the certificates of deposit and money market funds approximate fair value, which was estimated using quoted market prices for those or similar investments. The carrying value of the Company’s other financial instruments, including accounts receivable, accounts payable and short-term debt approximate their fair values due to the short maturities on those instruments.

Note 2 — Recently Issued Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, which creates Accounting Standards Codification (“ASC”) Topic 606, “Revenue from Contracts with Customers,” and supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition,” including most industry-specific revenue recognition guidance throughout the Industry Topics of the Codification. In addition, ASU No. 2014-09 supersedes the cost guidance in Subtopic 605-35, “Revenue Recognition—Construction-Type and Production-Type Contracts,” and creates new Subtopic 340-40, “Other Assets and Deferred Costs—Contracts with Customers.” In summary, the core principle of Topic 606 is to recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. Companies are allowed to select between two transition methods: (1) a full retrospective transition method with the application of the new guidance to each prior reporting period presented, or (2) a retrospective transition method that recognizes the cumulative effect on prior periods at the date of adoption together with additional footnote disclosures. The amendments in ASU No. 2014-09 are effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period, and early application is not permitted. In March 2016 and April 2016, the FASB issued ASU No. 2016-08 and ASU No. 2016-10, respectively. The amendments in ASU No. 2016-08 and ASU No. 2016-10 do not change the core principle of ASU No. 2014-09, but instead clarify the implementation guidance on principle versus agent considerations and identify performance obligations and the licensing implementation guidance, respectively. We are currently evaluating the impact the adoption of this guidance will have on our consolidated financial statements and have not made any decision on the method of adoption.

In February 2015, the FASB issued ASU No. 2015-02, which amends ASC Subtopic 810, “Consolidations.” This amendment affects reporting entities that are required to evaluate whether they should consolidate certain legal entities. Specifically, the amendments modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities (“VIEs”) or voting interest entities; eliminate the presumption that a general partner should consolidate a limited partnership; affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships. The standard is effective for interim and annual reporting periods beginning after December 15, 2015. The standard may be applied retrospectively or through a cumulative effect adjustment to retained earnings as of the beginning of the year of adoption. The adoption of this guidance will not have an impact on our financial condition, results of operations, cash flows or financial disclosures.

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In April 2015, the FASB issued ASU No. 2015-03, which amends ASC Subtopic 835-30, “Interest – Imputation of Interest.” The guidance requires debt issuance costs to be presented in the balance sheet as a direct reduction from the associated debt liability. The standard is effective for interim and annual reporting periods beginning after December 15, 2015. The adoption of this guidance will not have an impact on our financial condition, or financial disclosures.

In November 2015, the FASB issued ASU No. 2015-17, which amends ASC Topic 740, “Income Taxes.” This amendment aligns the presentation of deferred income tax assets and liabilities with International Financial Reporting Standards. International Accounting Standard 1, Presentation of Financial Statements, requires deferred tax assets and liabilities to be classified as noncurrent in a classified statement of financial position. The current requirement that deferred tax liabilities and assets be offset and presented as a single amount is not affected by the amendments in this update. The standard is effective for interim and annual reporting periods beginning after December 15, 2016. Early adoption is permitted for all entities as of the beginning of an interim or annual reporting period. The amendments in this update may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. We are evaluating what impact, if any, the adoption of this guidance will have on our financial condition, results of operations, cash flows or financial disclosures.

In February 2016, the FASB issued ASU No. 2016-02, which creates ASC Topic 842, “Leases.” This update increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2018. We are evaluating what impact, if any, the adoption of this guidance will have on our financial condition, results of operations, cash flows or financial disclosures.

In March 2016, the FASB issued ASU No. 2016-09, which amends ASC Topic 718, “Compensation – Stock Compensation.” This amendment simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. This guidance is effective for interim and annual reporting periods beginning after December 15, 2016. We are evaluating what impact, if any, the adoption of this guidance will have on our financial condition, results of operations, cash flows or financial disclosures.

Note 3 — Current Projects

Synthesis Energy Systems (Zao Zhuang) New Gas Company Ltd. (“ZZ Joint Venture”)

In July 2006, we entered into a cooperative joint venture contract Xuecheng Energy which established the ZZ Joint Venture, a joint venture company that has the primary purposes of:

•	developing, constructing and operating a syngas production plant utilizing SGT in Zao Zhuang City, Shandong Province, China and

•	producing and selling syngas and the various byproducts of the plant.

We initially owned 97.6% of the ZZ Joint Venture and Xuecheng Energy owned the remaining 2.4%. In June 2015, we entered into a Share Purchase and Investment Agreement (the “SPA”) with Rui Feng Enterprises Limited (“Rui Feng”), whereby Rui Feng will acquire a controlling interest in Synthesis Energy Systems Investments Inc. (“SESI”), and a wholly owned subsidiary, which owns our interest in the ZZ Joint Venture.  Under the terms of the SPA, SESI originally agreed to sell an approximately 61% equity interest to Rui Feng in exchange for $10 million.  This amount was to be paid in four installments through December 2016, with the first installment of approximately $1.6 million paid on June 26, 2015.

Rui Feng’s second installment payment was due in December 2015 and the third installment was due on May 1, 2016, and neither of these installment payments has been made. With the restructuring of the ZZ Joint Venture discussed below, we do not anticipate that Rui Feng will make any additional installment payments under the SPA. If Rui Feng does not make the required installment payments, we would be entitled to terminate the agreement and Rui Feng would lose future rights to acquire additional interest in SESI and additional positions on the board of SESI.

Because Rui Feng has not made additional installment payments, as of September 30, 2016, we owned approximately 88.1% of the ZZ Joint Venture as of September 30, 2016.

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ZZ Joint Venture Debt Agreements

In October 2014, the ZZ Joint Venture entered into a working capital loan agreement (the “ZZ Working Capital Loan”) with Zaozhuang Bank Co., Ltd. (“ZZ Bank”), and received approximately $3.3 million of loan proceeds, with a maturity of September 23, 2015. In September 2015, the Company refinanced the ZZ Working Capital Loan through August 2016 for approximately $3.1 million. This amount was refinanced again in August 2016 through November 2016.

In October 2014, the ZZ Joint Venture entered two lines of credit with the ZZ Bank for a total of $3.3 million (collectively, the “ZZ Line of Credit Agreement”). In April 2015, the Company repaid the ZZ Line of Credit Agreement and renewed the agreement for $3.3 million under the same terms for an additional six months. In November 2015, the Company repaid $3.3 million of the ZZ Line of Credit Agreement, and refinanced the ZZ Line of Credit Agreement with the ZZ Bank for $3.9 million which matures in November 2016.

Agreement with Xuecheng Energy

In August 2016, we announced that we and Xuecheng Energy entered into a definitive agreement to restructure the ZZ Joint Venture. The definitive agreement took full effect when the registration with the government was completed on October 31, 2016. We retained an approximate nine percent ownership in the ZZ Joint Venture, and Xuecheng Energy has agreed to assume all outstanding liabilities of the ZZ Joint Venture, including payables related to the Cooperation Agreement with Xuecheng Energy signed in 2013. During the second quarter of fiscal 2017, we will deconsolidate the ZZ Joint Venture and will account for our investment under the cost method (See Note 4).

Yima Joint Ventures

In August 2009, we entered into amended joint venture contracts with the Yima Coal Industry Group Company (“Yima”), replacing the prior joint venture contracts entered into in October 2008 and April 2009. The joint ventures were formed for each of the gasification, methanol/methanol protein production, and utility island components of the plant (collectively the “Yima Joint Ventures”). The amended joint venture contracts provide that:

•	We and Yima contribute equity of 25% and 75%, respectively, to the Yima Joint Ventures;

•	Yima will guarantee the repayment of loans from third party lenders for 50% of the project’s cost and, if debt financing is not available, Yima is obligated to provide debt financing via shareholder loans to the project until the project is able to secure third-party debt financing; and

•	Yima will supply coal to the project from a mine located in close proximity to the project at a preferential price.

We own a 25% interest in each joint venture and Yima owns a 75% interest. Notwithstanding this, in connection with an expansion of the project, we have the option to contribute a greater percentage of capital for the expansion, such that as a result, we could expand through contributions, at our election, up to a 49% ownership interest in the Yima Joint Ventures.

The remaining capital for the project has been funded with project debt obtained by the Yima Joint Ventures. Yima agreed to guarantee the project debt in order to secure debt financing from domestic Chinese banking sources. We have agreed to pledge to Yima our ownership interests in the joint ventures as security for our obligations under any project guarantee. In the event that the necessary additional debt financing is not obtained, Yima has agreed to provide a loan to the joint ventures to satisfy the remaining capital needs of the project with terms comparable to current market rates at the time of the loan.

Under the terms of the joint venture agreements, the Yima Joint Ventures are to be governed by a board of directors consisting of eight directors, two of whom were appointed by us and six of whom were appointed by Yima. The joint ventures also have officers that are nominated by us, Yima and/or the board of directors pursuant to the terms of the joint venture contracts. We and Yima shall share the profits, and bear the risks and losses, of the joint ventures in proportion to our respective ownership interests. The term of the joint venture shall commence upon each joint venture company obtaining its business operating license and shall end 30 years after commercial operation of the plant.

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We believe there is a consistent pattern of the Yima Joint Venture management not demonstrating an understanding of the methanol facility operations and not sourcing available expertise in China to improve the overall operations. We have witnessed operation of the gasifier systems at Yima with design and operating parameter deviations from our existing technology recommendations. We continue to experience a limited ability to influence the Yima Joint Ventures’ operating performance.

As a result of the issues noted above, Yima restructured the management of the Yima Joint Ventures under the direction of the Henan Coal Gasification Company (“Henan”), which is an affiliated company reporting directly to Henan Coal and Energy Group Companies . The ownership of the Yima Joint Ventures is unchanged. Henan currently has full authority of day to day operational and personnel decisions at the Yima Joint Venture.

Since 2014, we have accounted for this joint venture under the cost method of accounting.  Our conclusion to account for this joint venture under this methodology is based upon our lack of significant influence in the Yima Joint Venture. The lack of significant influence is determined based upon our interactions with the Yima Joint Ventures related to the start-up and operations and due to various other circumstances including limited participation in operating and financial policymaking processes and our limited ability to influence decisions which contribute to the financial success of the Yima Joint Ventures.

Current Yima Operating Description

Despite initiating methanol production in December 2012, the Yima Joint Ventures’ plant continued its construction through the beginning of 2016. In March 2016, the Yima Joint Ventures completed the required performance testing of the SGT systems and successfully issued its Performance Test Certificate. Because of the extended construction period, the plant recently faced increasing regulatory scrutiny from the environmental and safety bureaus.

In June 2016, the local environmental bureau requested that the plant temporarily halt operations to address certain issues identified by the environmental bureau. After the plant shut down operations, the Yima plant experienced an accident during maintenance activities that were unrelated to the gasification units. The Yima Joint Ventures have been working with both the environmental and safety bureaus and anticipate returning to operations during the second quarter of our fiscal year 2017.

In 2009, the project was approved as three separate joint ventures. The approval for the original joint ventures was for the production of methanol protein, and methanol by-product. This has impacted the ability of the plant to sell pure methanol on the open market and has been an impediment to receive the permanent safety operating permit.

To resolve these issues, during the quarter ended June 30, 2016, the Yima Joint Ventures commenced an organizational restructuring to better streamline the operations of the Joint Ventures. This restructuring effort was a multi-step process, including first obtaining the operating license to sell methanol by combining the three joint ventures into a single operating entity, and finally obtaining the permanent safety and environmental permits. The Yima Joint Ventures received the operating permit on July 28, 2016, and have made continued progress in completing the remaining items.

The Yima Joint Ventures also are experiencing certain liquidity concerns with a series of third party bank notes due prior to the end of December 2016. Yima, the 75% shareholder of the Yima Joint Ventures, has been routinely providing liquidity to the Yima Joint Ventures in the form of shareholder loans. Also, the Yima Joint Ventures are currently in discussion with the impacted third party lenders to seek extensions, refinancing or other alternative arrangements to avoid a default by the Yima Joint Ventures. While we believe Yima will continue to provide additional liquidity to the Yima Joint Ventures until the project is operating and producing income, we can make no assurances that Yima will continue to do this or on the outcome of the above mentioned negotiations.

Because of the situations detailed above, our management evaluated the current conditions of the Yima Joint Ventures to determine whether an other than temporary decrease in value had occurred for the year ended June 30, 2016. Management determined that the decrease in value due to the shutdown and liquidity situation are other than temporary in nature and therefore management conducted an impairment analysis utilizing a discounted cash flow fair market valuation with the assistance of a third party valuation expert. In this valuation, significant unobservable inputs were used to calculate the fair value of the investment. The valuation led to the conclusion that the investment in the Yima Joint Ventures was impaired as of June 30, 2016, and accordingly, we recorded an $8.6 million impairment for the fiscal year ended June 30, 2016. The carrying value of our Yima investment was approximately $26.2 million as of June 30, 2016 as compared to $34.8 million as of June 30, 2015. We continue to monitor the Yima Joint Ventures and could take an additional impairment in the future if operating conditions do not meet our current expectations, or if the liquidity situation worsens.

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Tianwo-SES Clean Energy Technologies Limited (the “Tianwo-SES Joint Venture”)

Joint Venture Contract

In February 2014, SES Asia Technologies Limited, one of our wholly owned subsidiaries, entered into a Joint Venture Contract (the “JV Contract”) with Zhangjiagang Chemical Machinery Co., Ltd., which subsequently changed its legal name to Suzhou Thvow Technology Co. Ltd. (“STT”), to form the Tianwo-SES Joint Venture. The purpose of the Tianwo-SES Joint Venture is to establish the Company’s gasification technology as the leading gasification technology in the Tianwo-SES Joint Venture territory (which is China, Indonesia, the Philippines, Vietnam, Mongolia and Malaysia) by becoming a leading provider of proprietary equipment and engineering services for the technology. The scope of the Tianwo-SES Joint Venture is to market and license our gasification technology via project sublicenses; procurement and sale of proprietary equipment and services; coal testing; and engineering, procurement and research and development related to the technology. STT contributed 53.8 million yuan in April 2014 and was required to contribute an additional 46.2 million yuan within two years of such date for a total contribution of 100 million yuan (approximately $15.1 million) in cash to the Tianwo-SES Joint Venture, and owns 65% of the Tianwo-SES Joint Venture.

We have contributed an exclusive license to use of its technology in the Tianwo-SES Joint Venture territory pursuant to the terms of a Technology Usage and Contribution Agreement (the “TUCA”) entered into among the Tianwo-SES Joint Venture, STT and us on the same date and further described in more detail below. We own 35% of the Tianwo-SES Joint Venture. Under the JV Contract, neither party may transfer their interests in the Tianwo-SES Joint Venture without first offering such interests to the other party.

The JV Contract also includes a non-competition provision which requires that the Tianwo-SES Joint Venture be the exclusive legal entity within the Tianwo-SES Joint Venture territory for the marketing and sale of any gasification technology or related equipment that utilizes low quality coal feedstock. Notwithstanding this, STT has the right to manufacture and sell gasification equipment outside the scope of the Tianwo-SES Joint Venture within the Tianwo-SES Joint Venture territory. In addition, we have the right to develop and invest equity in projects outside of the Tianwo-SES Joint Venture within the Tianwo-SES Joint Venture territory. After the termination of the Tianwo-SES Joint Venture, STT must obtain written consent from us to market development of any gasification technology that utilizes low quality coal feedstock in the Tianwo-SES Joint Venture territory.

The JV Contract may be terminated upon, among other things: (i) a material breach of the JV Contract which is not cured, (ii) a violation of the TUCA, (iii) the failure to obtain positive net income within 24 months of establishing the Tianwo-SES Joint Venture or (iv) mutual agreement of the parties.

TUCA

Pursuant to the TUCA, we have contributed to the Tianwo-SES Joint Venture the exclusive right to our gasification technology in the Tianwo-SES Joint Venture territory, including the right to: (i) grant site specific project sub-licenses to third parties; (ii) use our marks for proprietary equipment and services; (iii) engineer and/or design processes that utilize our technology or our other intellectual property; (iv) provide engineering and design services for joint venture projects and (v) take over the development of projects in the Tianwo-SES Joint Venture territory that have previously been developed by us and our affiliates.

The Tianwo-SES Joint Venture will be the exclusive operational entity for business relating to our technology in the Tianwo-SES Joint Venture territory. If the Tianwo-SES Joint Venture loses exclusivity due to a breach by us, STT is to be compensated for direct losses and all lost project profits. We will also provide training for technical personnel of the Tianwo-SES Joint Venture through the second anniversary of the establishment of the Tianwo-SES Joint Venture. We will also provide a review of engineering works for the Tianwo-SES Joint Venture. If modifications are suggested by us and not made, the Tianwo-SES Joint Venture bears the liability resulting from such failure. If we suggest modifications and there is still liability resulting from the engineering work, it is our liability.

Any party making, whether patentable or not, improvements relating to our technology after the establishment of the Tianwo-SES Joint Venture, grants to the other party an irrevocable, non-exclusive, royalty free right to use or license such improvements and agrees to make such improvements available to us free of charge. All such improvements shall become part of our technology and both parties shall have the same rights, licenses and obligations with respect to the improvement as contemplated by the TUCA.

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The Tianwo-SES Joint Venture is required to establish an Intellectual Property Committee, with two representatives from the Tianwo-SES Joint Venture and two from SES This Committee shall review all improvements and protection measures and recommend actions to be taken by the Tianwo-SES Joint Venture in furtherance thereof. Notwithstanding this, each party is entitled to take actions on its own to protect intellectual property rights. As of June 30, 2016 that committee was still yet to be formed.

Any breach of or default under the TUCA which is not cured on notice entitles the non-breaching party to terminate. The Tianwo-SES Joint Venture indemnifies us for misuse of our technology or infringement of our technology upon rights of any third party.

Current relationship with STT

The second capital contribution from STT of 46.2 million yuan (approximately $7.0 million) was not paid in April 2016 as required by our initial JV Contract and currently remains outstanding. We notified STT in writing to determine the status of the payment, and other contractual breaches related to the TUCA, and the JV Contract, and have continued to follow up on this issue. Should the payment or the other breaches of the TUCA not be cured, we will consider any and all legal actions to resolve these issues.

Tianwo-SES Joint Venture unaudited financial data

The following table presents summarized financial information for the Tianwo-SES Joint Venture (in thousands):

Income Statement data:	Year Ended June 30, 2016	Year Ended June 30, 2015
Revenue	$10,247	$8,161
Operating loss	(2,118)	(2,491)
Net loss	(1,473)	(2,045)

Balance sheet data:	As of June 30, 2016	As of June 30, 2015
Current assets	$9,856	$15,398
Noncurrent assets	7,366	8,120
Current liabilities	4,719	8,434
Noncurrent liabilities	—	—
Equity	12,503	15,084

Tianwo-SES Joint Venture is accounted for under the equity method. The Company’s capital contribution in the formation of the venture was the TUCA, which is an intangible asset. As such, the Company did not record a carrying value at the inception of the venture. Under the equity method of accounting, losses in the venture are not recorded if the losses cause the carrying value to be negative and there is no requirement of the Company to contribute additional capital.

As the Company is not required to contribute additional capital, the Company is not recognizing losses in the venture, as this would cause the carrying value to be negative. Had the Company recognized its share of the losses related to the venture, the Company would have recognized losses of approximately $0.5 million and $0.7 million for the years ended June 30, 2016 and 2015, respectively.

CESI-SES Investment Platforms

In March 2016, we entered a strategic Joint Project Development and Investment Agreement with China Environment State Investment Co., Ltd. (“CESI”). CESI is a state-owned enterprise established in Beijing under the China Ministry of Environmental Protection that is charged with, and funded to, develop and invest in the energy conservation and environmental protection industry. We and CESI have agreed to develop, jointly invest, and build a total of no less than 20 projects using our gasification technology over the next five years. Further, we and CESI are targeting to bring a minimum of two projects through development within 12 months. Equity in the projects for investment by us and CESI is expected to be owned 51% by CESI, and 49% by us through our wholly owned Hong Kong subsidiary, SES Clean Energy Investment Holdings Limited. We and CESI have initially identified a pipeline of potential projects.

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In July 2016, CESI’s upper management changed related to a restructuring agreement and the entrance of a new shareholders. This restructuring agreement resulted in a change in CESI’s upper management. We have been in contact with the new management team and we have been told that CESI will evaluate the economics of the projects discussed above and will make its decision to continue in the projects based upon their views of the projects’ economics. If CESI were to not continue to participate in these projects, it could cause delays as we seek replacement partners and alternative funding sources. We can provide no assurances as to the level of involvement which CESI will have in the projects in the future but we believe that we will be able to find a replacement partner should CESI decide to not participate.

Dongying Projects

In May 2016, we announced the first of our projects on the platform discussed above. The project will use SGT to produce lower-cost hydrogen in the Lijin County Binhai New District industrial park in Dongying, Shandong Province. The build-out consists of three projects completed in phases with an estimated preliminary total investment to be approximately 2 billion yuan ($301.6 million). In June 2016, the Company signed an investment and cooperation agreement with Shandong Dongying Hekou District Government. The project will use SGT to produce lower-cost hydrogen needed for clean fuels production by refineries at the Hekou Blue Economy Industrial Park Project in Dongying City, Shandong Province. The build-out consists of multiple phases with an estimated preliminary total investment to be approximately 550 million yuan ($83.0 million).

Note 4 — Discontinued Operation

As discussed in Note 3, in August 2016, the Company reached a definitive agreement with Xuecheng Energy to reduce its ownership in the ZZ Joint Venture to approximately 9%. The definitive agreement took full effect in October 2016, when the government approved our transfer. The ZZ Joint Venture will be deconsolidated during the second quarter of fiscal 2017. In accordance with the accounting guidance, the Company has reported the operations of the ZZ Joint Venture as discontinued operations on the Company’s consolidated financial statements.

The following table provides the results of operations from ZZ Joint Venture, for the years ended June 30, 2016 and 2015.

	Year Ended June 30,
	2016	2015

Revenue:
Product sales and other –related parties	$4,753	$15,145
Related party consulting services	588	203
Total revenue from discontinued operations	5,341	15,348

Costs and Expenses:
Costs and sales and plant operating expenses	$7,002	$19,713
General and administrative expenses	286	614
Depreciation and amortization	652	1,368
Impairments	—	20,914
Total costs and expenses from discontinued operations	7,940	42,609

Operation loss from discontinued operations	(2,599)	(27,261)

Non-operating income (expenses):
Foreign currency gains (losses), net	(177)	12
Interest income	31	43
Interest expense	(439)	(372)
Net loss from discontinued operations	(3,184)	(27,578)
Less: net loss attributable to noncontrolling interests	(22)	(654)

Net loss from discontinued operation to SES stockholders	$(3,162)	$(26,924)
Net comprehensive loss from discontinued operation to SES stockholders	$(3,247)	$(26,784)

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The carry value of the major categories of assets and liabilities of the ZZ Joint Venture on the Company’s balance sheet as of June 30, 2016 and 2015 were as follows:

	June 30, 2016	June 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$12	$888
Certificate of deposit- restricted	2,262	1,635
Prepaid expenses and other currents assets	329	137
Inventory	79	541
Total current assets of discontinued operation	2,682	3,201

Property, plant and equipment, net	8,948	10,229
Other long-term assets	1,032	1,377

Total assets of discontinued operations	12,662	14,807

LIABILITIES AND EQUITY
Current liabilities:
Accrued expenses and accounts payable	1,698	1,793
Accrued expenses and accounts payable-related party	4,853	4,088
Line of credit	3,770	3,271
Short-term bank loan	3,016	3,271

Total Current liabilities of discontinued operations	$13,337	$12,423

The following table provides the major categories of cash flows from discontinued operations, our ZZ Joint Venture, for the years ended June 30, 2016 and 2015.

	Year Ended June 30,
	2016	2015

Cash flows from operating activities	(661)	(1,153)
Cash flows from investing activities	(792)	(1,980)
Cash flows from financing activities	770	3,255

There are no significant non cash transactions related to our discontinued operation for the years ended June 30, 2016 and 2015.

Note 5 — Risks and Uncertainties

As of June 30, 2016, we had $13.8 million in cash and cash equivalents. We currently plan to use our available cash for (i) commercializing our technology and securing orders and associated tasks with developing our business with a prime focus on the markets of syngas for direct replacement of natural gas, syngas for producing substitute natural gas and power; (ii) securing new partners for our technology business; (iii) technology product advancement for power applications and industrial syngas; (iv) general and administrative expenses; and (v) working capital and other general corporate purposes.

The actual allocation and timing of these expenditures will be dependent on various factors, including changes in our strategic relationships, commodity prices and industry conditions, and other factors that the Company cannot currently predict. In particular, any future decrease in economic activity in China or in other regions of the world in which the Company may in the future do business could significantly and adversely affect the Company’s results of operations and financial condition. Operating cash flows from the Company’s joint venture operating projects can be positively or negatively impacted by changes in coal and methanol prices. These are commodities where market pricing is often volatile in nature.

Any future decrease in economic activity in China, or in other regions of the world, in which the Company may in the future do business, could significantly and adversely affect its results of operations and financial condition in a number of other ways. Any decline in economic conditions may reduce the demand for prices from the products from our plants, thus the Company’s ability to finance and develop its existing projects, commence any new projects and sell its products could be adversely impacted.

The Company’s future success will depend on its relationships with its joint venture partners and any other strategic relationships that the Company may enter into. The Company can provide no assurances that it will satisfy the conditions required to maintain these relationships under existing agreements or that it can prevent the termination of these agreements. The Company also cannot provide assurances that it will be able to enter into relationships with future strategic partners on acceptable terms, including partnering its technology vertical. Further, the Company cannot provide assurances that its joint venture partners, including in the Yima Joint Ventures and the Tianwo-SES Joint Venture, will grow the joint venture or effectively meet their development objectives. Joint ventures typically involve a number of risks and present financial, managerial and operational challenges, including the existence of unknown potential disputes, liabilities or contingencies that arise after entering into the joint venture related to the counterparties to such joint ventures, with whom the Company shares control. The Company could experience financial or other setbacks if transactions encounter unanticipated problems due to challenges, including problems related to execution or integration. Continued economic uncertainty in China could also cause delays or make financing of operations more difficult.

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The majority of our revenues have been derived from the sale of methanol in China, however, as a result of the shut-down of the ZZ plant, we do not expect to have any future revenue from the sale of methanol.  In August 2016, we entered into a definitive agreement with Xuecheng Energy to restructure the ZZ Joint Venture which will reduce our ownership interest to nine percent.  As a result of the change in our ownership interest, we will no longer consolidate the operations of the ZZ Joint Venture plant and will account for our investment under the cost method.

The Company does not currently have all of the financial and human resources to fully develop and execute on all of its other business opportunities; however, the Company intends to finance their development through paid services, technology access fees, equity and debt financings and by securing financial and strategic partners focused on development of these opportunities. The Company can make no assurances that its business operations will provide it with sufficient cash flows to continue its operations. The Company may need to raise additional capital through equity and debt financing for any new ventures that are developed, to support its existing projects and possible expansions thereof and for its corporate general and administrative expenses. The Company is considering a full range of financing options in order to create the most value in the context of the increasing interest the Company is witnessing in its proprietary technology. The Company cannot provide any assurance that any financing will be available to it in the future on acceptable terms or at all. Any such financing could be dilutive to its existing stockholders. If the Company cannot raise required funds on acceptable terms, it may not be able to, among other things, (i) maintain its general and administrative expenses at current levels including retention of key personnel and consultants; (ii) successfully develop its licensing and related service businesses; (iii) negotiate and enter into new gasification plant development contracts and licensing agreements; (iv) make additional capital contributions to its joint ventures; (v) fund certain obligations as they become due; (vi) respond to competitive pressures or unanticipated capital requirements; or (vii) repay its indebtedness.

Fluctuations in exchange rates can have a material impact on the Company’s costs of construction, operating expenses and the realization of revenue from the sale of commodities. The Company cannot be assured that it will be able to offset any such fluctuations and any failure to do so could have a material adverse effect on the Company’s business, financial condition and results of operations. In addition, the Company’s financial statements are expressed in U.S. dollars and will be negatively affected if foreign currencies depreciate relative to the U.S. dollar as has happened recently with the yuan. In addition, the Company’s currency exchange losses may be magnified by exchange control regulations in China or other countries that restrict our ability to convert into U.S. dollars.

We own a 25% interest in the Yima Joint Ventures, however, as discussed in Note 3 we account for our investment at cost.  While the Yima Joint Ventures commenced initial production in December 2012, the Yima Joint Ventures completed the required performance testing of the plants and received its Performance Test Certificate in March 2016 due to on-going modifications and construction delays.  The formal acceptance of the test results was an important step for the plant.  In June 2016, the local environmental bureau requested that the plant halt operations due to certain issues identified by the bureau.  The Yima Joint Ventures have been working with the bureau to resolve the issues and expect to recommence operations during the second quarter of fiscal 2017.  The Yima Joint Ventures have also commenced an organizational restructuring to better streamline operations and allow the Yima Joint Ventures to obtain permanent safety and environmental permits. In July 2016 the Yima Joint Ventures obtained its own business license. Prior to this point the Yima Joint Ventures operated under a business license from its parent company.   The Yima Joint Ventures are experiencing certain liquidity concerns related to a series of third party notes which are due prior to December 31, 2016 and are currently in discussions with the lenders to seek extensions, refinancing or other alternative arrangements to avoid default.   The Company can make no assurances that the plants will recommence operations as expected, that they will be able to successfully complete the organizational restructuring required to obtain the permanent safety and environmental permits for the plants or that they will be able to resolve its liquidity concerns. We continue to monitor the Yima Joint Ventures and could take an additional impairment in the future if operating conditions do not meet our current expectations, or if the liquidity situation worsens.

The Company is subject to concentration of credit risk with respect to our cash and cash equivalents, which it attempts to minimize by maintaining cash and cash equivalents with major high credit quality financial institutions. At times, the Company’s cash balances in a particular financial institution exceed limits that are insured by the U.S. Federal Deposit Insurance Corporation or equivalent agencies in foreign countries and jurisdictions such as Hong Kong. The Company has $13.8 million in cash and cash equivalents (of which $13.2 million is located in the United States), and $2.3 million in certificate of deposit – restricted in Chinese based bank accounts. While the Company is generally able to pay intercompany obligations from these bank accounts, there are more stringent requirements on the distribution of earnings.

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Note 6 — Property, Plant and Equipment

Property, plant and equipment consisted of the following (in thousands):

	Estimated			June 30,
	useful lives (years)			2016	2015
Furniture and fixtures	2	to	3	$236	$237
Leasehold improvements		Lease term		13	44
Computer hardware		3		333	327
Computer software		3		875	943
Office equipment		3		147	147
Motor vehicles		5		38	42
				1,642	1,740
Less: Accumulated depreciation				(1,588)	(1,627)
Net carrying value				$54	$113

Note 7 — Detail of Selected Balance Sheet Accounts

Other long-term assets consisted of the following (in thousands):

	June 30,
	2016	2015
GTI licence royalty, net	$583	$597
Other	78	48
	$661	$645

Accrued expenses and other payables consisted of the following (in thousands):

	June 30,
	2016	2015
Accounts payable — trade	$565	$828
Accrued payroll, vacation and bonuses	125	353
Technical consulting, engineering and design services	123	114
Advances from customers	—	113
GTI royalty expenses due to GTI	250	250
Other	592	897
	$1,655	$2,555

Note 8 — Intangible Assets

GTI License Agreement

In November 2009, we entered into an Amended and Restated License Agreement, or the GTI Agreement, with GTI, replacing the Amended and Restated License Agreement between us and GTI dated August 31, 2006, as amended. Under the GTI Agreement, we maintain our exclusive worldwide right to license the U-GAS® technology for all types of coals and coal/biomass mixtures with coal content exceeding 60%, as well as the non-exclusive right to license the U-GAS® technology for 100% biomass and coal/biomass blends exceeding 40% biomass.

In order to sublicense any U-GAS® system, we are required to comply with certain requirements set forth in the GTI Agreement. In the preliminary stage of developing a potential sublicense, we are required to provide notice and certain information regarding the potential sublicense to GTI and GTI is required to provide notice of approval or non-approval within ten business days of the date of the notice from us, provided that GTI is required to not unreasonably withhold their approval. If GTI does not respond within that ten business day period, they are deemed to have approved of the sublicense. We are required to provide updates on any potential sublicenses once every three months during the term of the GTI Agreement. We are also restricted from offering a competing gasification technology during the term of the GTI Agreement.

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For each U-GAS® unit which we license, design, build or operate for ourselves or for a party other than a sub-licensee and which uses coal or a coal and biomass mixture or biomass as the feedstock, we must pay a royalty based upon a calculation using the MMBtu per hour of dry syngas production of a rated design capacity, payable in installments at the beginning and at the completion of the construction of a project, or the Standard Royalty. If we invest, or have the option to invest, in a specified percentage of the equity of a third party, and the royalty payable by such third party for their sublicense exceeds the Standard Royalty, we are required to pay to GTI an agreed percentage split of third party licensing fees, or the Agreed Percentage, of such royalty payable by such third party. However, if the royalty payable by such third party for their sublicense is less than the Standard Royalty, we are required to pay to GTI, in addition to the Agreed Percentage of such royalty payable by such third party, the Agreed Percentage of our dividends and liquidation proceeds from our equity investment in the third party. In addition, if we receive a carried interest in a third party, and the carried interest is less than a specified percentage of the equity of such third party, we are required to pay to GTI, in our sole discretion, either (i) the Standard Royalty or (ii) the Agreed Percentage of the royalty payable to such third party for their sublicense, as well as the Agreed Percentage of the carried interest. We will be required to pay the Standard Royalty to GTI if the percentage of the equity of a third party that we (a) invest in, (b) have an option to invest in, or (c) receive a carried interest in, exceeds the percentage of the third party specified in the preceding sentence.

We are required to make an annual payment to GTI for each year of the term, with such annual payment due by the last day of January of the following year; provided, however, that we are entitled to deduct all royalties paid to GTI in a given year under the GTI Agreement from this amount, and if such royalties exceed the annual payment amount in a given year, we are not required to make the annual payment. We must also provide GTI with a copy of each contract that we enter into relating to a U-GAS® system and report to GTI with our progress on development of the technology every six months.

For a period of ten years, we and GTI are restricted from disclosing any confidential information (as defined in the GTI Agreement) to any person other than employees of affiliates or contractors who are required to deal with such information, and such persons will be bound by the confidentiality provisions of the GTI Agreement. We have further indemnified GTI and its affiliates from any liability or loss resulting from unauthorized disclosure or use of any confidential information that we receive.

While the core of our technology is the U-GAS® system, we have continued to innovate and modify the process to a point where we maintain certain intellectual property rights over SGT. Since the original licensing in 2004, we have maintained a strong relationship with GTI and continue to benefit from the resources and collaborative work environment that GTI provides us. It is in part for that reason, in May 2016, we exercised the first of our 10-year extensions and now maintain the exclusive license described above through 2026.

The cost and accumulated amortization of intangible assets were as follows (in thousands):

	June 30, 2016			June 30, 2015
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Use rights of U-GAS®	$1,886	$1,858	$28	$1,886	$1,669	$217
Other intangible assets	939	70	869	775	53	722
Total	$2,825	$1,928	$897	$2,661	$1,722	$939

The use rights of U-GAS® have an amortization period of ten years. Amortization expense was approximately $0.2 million for each of the years ended June 30, 2016 and 2015 and is recorded in depreciation and amortization expense. Estimated amortization expense for the remaining fiscal years is expected to be approximately $31,000.

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Note 9 — Income Taxes

For financial reporting purposes, net loss showing domestic and foreign sources was as follows (in thousands):

	Year Ended June 30,
	2016	2015
Domestic	$(7,591)	$(7,145)
Foreign	(12,319)	(3,813)
Net loss from continuing operations	$(19,910)	$(10,958)

Provision for income taxes

The following is a reconciliation of income taxes at the statutory federal income tax rate of 35% to the income tax provision (benefit) recorded (in thousands);

	Year Ended June 30,
	2016	2015
Net loss from continuing operations	$(19,910)	$(10,958)
Computed tax benefit at statutory rate	(6,969)	(3,835)

Taxes in foreign jurisdictions with rates different than the United States	4,589	970
Other	789	2,693
Valuation allowance	1,591	172
Income tax expense	$—	$—

Deferred tax assets

Net deferred tax assets of continuing operations consisted of the following (in thousands):

	June 30,
	2016	2015
Deferred tax assets (liabilities):
Net operating loss carry forward	$16,221	$15,919
Depreciation and amortization	120	114
Stock-based expense	8,070	7,014
Investment in joint venture	4,124	3,866
Accruals	229	251
Deferred revenue	—	9
AMT credit	138	138
Subtotal	28,902	27,311
Valuation allowance	(28,902)	(27,311)
Net deferred assets	$—	$—

At June 30, 2016, the Company had approximately $43.5 million of U.S. federal net operating loss (“NOL”) carry forwards, and $4.0 million of China NOL carry forwards. The U.S. federal NOL carry forwards have expiration dates through the year 2036. The China NOL carry forwards have expiration dates through 2021. As of June 30, 2016, deferred tax assets of $9.8 million were included in discontinued operations and were offset by a full valuation allowance.

The Company’s tax returns are subject to periodic audit by the various taxing jurisdictions in which the Company operates, which can result in adjustments to its NOLs. There are no significant audits underway at this time.

In assessing the Company’s ability to utilize its deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will not realize the benefits of these deductible differences. Future changes in estimates of taxable income or in tax laws may change the need for the valuation allowance.

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The Company and one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. The Company has been subject to U.S. federal, state, and local, or non-U.S. income tax examinations by tax authorities for all tax years since its operations began in 2003. As of June 30, 2016, the domestic and foreign tax authorities have not proposed any adjustments to the Company’s material tax positions. The Company establishes reserves for positions taken on tax matters which, although considered appropriate under the regulations, could potentially be successfully challenged by authorities during a tax audit or review. The Company did not have any liability for uncertain tax positions as of June 30, 2016 or 2015.

Note 10 — Net Loss Per Share Data

Historical net loss per share of common stock is computed using the weighted average number of shares of common stock outstanding. Basic loss per share excludes dilution and is computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding for the period. Stock options, warrants and unvested restricted stock are the only potential dilutive share equivalents the Company had outstanding for the periods presented. For the years ended June 30, 2016 and 2015, options and warrants to purchase common stock excluded from the computation of diluted earnings per share as their effect would have been anti-dilutive as the Company incurred net losses during those periods. The total number of shares excluded from diluted earnings per share amounted to approximately 20.4 million and 18.3 million for the years ended June 30, 2016 and 2015, respectively.

Note 11 — Commitments and Contingencies

Litigation

The Company is currently not a party to any legal proceedings.

Operating leases

In February 2016, the Company extended its corporate office lease term for an additional 18 months ending December 31, 2017 with rental payments of approximately $12,000 per month (monthly rent changes depending on actual utility usage each month). Consolidated rental expense incurred under operating leases for the years ended June 30, 2016 and 2015 were both approximately $0.3 million.

Governmental and Environmental Regulation

The Company’s operations are subject to stringent federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Numerous governmental agencies, such as the U.S. Environmental Protection Agency (the “EPA”), and various Chinese authorities, issue regulations to implement and enforce such laws, which often require difficult and costly compliance measures that carry substantial administrative, civil and criminal penalties or may result in injunctive relief for failure to comply. These laws and regulations may require the acquisition of a permit before operations at a facility commence, restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with such activities, limit or prohibit construction activities on certain lands lying within wilderness, wetlands, ecologically sensitive and other protected areas, and impose substantial liabilities for pollution resulting from our operations. The Company believes that it is in substantial compliance with current applicable environmental laws and regulations and it has not experienced any material adverse effect from non-compliance with these environmental requirements.

Note 12 — Equity

Preferred Stock

At the Annual Meeting of Stockholders of the Company on June 30, 2015, the Company’s stockholders approved an amendment to the Company’s certificate of incorporation to authorize a class of preferred stock, consisting of 20,000,000 authorized shares, which may be issued in one or more series, with such rights, preferences, privileges and restrictions as shall be fixed by the Company’s board of directors. No shares of preferred stock were issued as of June 30, 2016 or 2015.

Common Stock

In April 2015, the Company received approximately $12 million of proceeds from the sale of 12 million shares of the Company’s common stock in a registered direct offering.

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In July 2015, the Company received proceeds of $1 million in connection with a warrant holder’s offer to amend and exercise his warrants. The warrant holder elected to exercise a total of 1 million shares of his warrant with exercise price of $2.16 per share at a reduced exercise price of $1.00 per share, providing a total of $1 million in gross proceeds to the Company.

On May 13, 2016, we entered into an At The Market Offering Agreement (the “Offering Agreement”) with T.R. Winston & Company (“T.R. Winston”) to sell, from time to time, shares of our common stock having an aggregate sales price of up to $20.0 million through an “at the marketing offering” program under which T.R. Winston would act as sales agent, which we refer to as the ATM Offering. The shares that may be sold under the Offering Agreement, if any, would be issued and sold pursuant to the Company’s $75.0 million universal shelf registration statement on Form S-3 that was declared effective by the Securities and Exchange Commission on April 21, 2016. Through September 9, 2016, we have not sold any shares of our common stock in the ATM Offering. We have no obligation to sell any of our common stock under the Offering Agreement.

Stock-Based Awards

As of June 30, 2016, the Company has outstanding stock option and restricted stock awards granted under the Company’s 2015 Long Term Incentive Plan (the “2015 Incentive Plan”) and Amended and Restated 2005 Incentive Plan (the “2005 Incentive Plan”), under which the Company’s stockholders have authorized a total of 21,000,000 shares of common stock for awards under the 2015 and 2005 Incentive Plan. The 2005 Incentive Plan expired as of November 7, 2015 and no future awards will be made thereunder. As of June 30, 2016, there were 7.3 million shares authorized for future issuance pursuant to the 2015 Incentive Plan. Under the 2015 Incentive Plan, the Company may grant incentive and non-qualified stock options, stock appreciation rights, restricted stock units and other stock-based awards to officers, directors, employees and non-employees. Stock option awards generally vest ratably over a one to four year period and expire ten years after the date of grant.

Since the inception of the 2015 Incentive Plan, the Company authorized the issuance of 283,392 shares of restricted stock under the 2015 Incentive Plan to certain Company employees, of which 68,564 shares vested immediately, and the remaining 214,828 shares vest over a four years period. The fair value of the restricted stock was based on the market value as of the date of the awards.

On April 1, 2016, the Company authorized the issuance of 80,357 shares of restricted stock under the 2015 Incentive Plan to ILL-Sino Development (“ILL-Sino”) according to the term of Amended and Restated Consulting Service Agreement dated April 1, 2014 between the Company and ILL-Sino. The fair value of the restricted stock was approximately $0.1 million based on the market value as of the date of the awards.

On October 8, 2015, the Company authorized the issuance of 46,875 shares of the restricted stock under the 2005 Incentive Plan to certain Company employees, the restricted stock vested immediately and the fair value of the restricted stock was based on the market value as of the date of the awards.

Restricted stock activity during the year ended June 30, 2016 under the 2015 Incentive Plan and 2005 Incentive Plan was as follows:

	Total Plans	2015 Incentive Plan	2005 Incentive Plan

Unvested restricted shares outstanding at June 30, 2015	—	—	—
Granted	410,624	363,749	46,875
Vested	(135,528)	(88,653)	(46,875)
Unvested shares outstanding at June 30, 2016	275,096	275,096	—

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Assumptions

The fair values for the stock options granted during the years ended June 30, 2016 and 2015 were estimated at the date of grant using a Black-Scholes-Morton option-pricing model with the following weighted-average assumptions.

	Year Ended June 30,
	2016	2015
Risk-free rate of return	1.45%	1.65%
Expected life of award (years)	5.2	5.2
Expected dividend yield	0.00%	0.00%
Expected volatility of stock	90%	86%
Weighted-average grant date fair value	$0.62	$0.60

The expected volatility of stock assumption was derived by referring to changes in the historical volatility of the company. We used the “simplified” method for “plain vanilla” options to estimate the expected term of options granted during the years ended June 30, 2016 and 2015.

Stock option activity during the two years ended June 30, 2016 were as follows:

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in millions)
Outstanding at June 30, 2014	7,702,550	$1.07
Granted	1,966,025	0.88
Exercised	(343,250)	0.65
Cancelled/forfeited	(22,500)	1.82
Outstanding at June 30, 2015	9,302,825	1.04	6.5	$4.6
Granted	1,310,036	0.88
Exercised	(372,414)	0.75
Cancelled/forfeited	(25,000)	1.28
Outstanding at June 30, 2016	10,215,447	1.03	5.9	$1.9
Exercisable at June 30, 2016	9,216,329	1.05	5.6	$1.7

The following table summarizes information with respect to stock options outstanding and exercisable at June 30, 2016:

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Term (Years)	Weighted Average Exercise Price	Number Exercisable
$0.43 to $0.66	2,697,659	2.7	$0.64	2,697,659
$0.67 to $1.00	3,771,381	7.8	0.85	2,869,763
$1.01 to $2.00	3,346,407	6.6	1.30	3,248,907
$2.01 to $4.00	400,000	4.8	3.25	400,000
Total	10,215,447			9,216,329

In July 2015, the Company modified the exercise price of certain warrants to purchase one million shares of common stock from $2.16 to $1.00 per share, which were immediately exercised by the warrant holder. Concurrent with modification, the Company granted the warrant holder replacement warrants to purchase 1 million common shares at $2.16 per share. The incremental fair value of the modified warrants was approximately $0.2 million and the fair value of the replacement warrants was approximately $0.4 million. The Company recognized $0.6 million of stock based expense related to the modification and issuance of the replacement warrants.

The incremental fair value for the modified warrant issued in July 2015 was based on the difference between the fair value of the modified warrant and the fair value of the original warrant immediately before it was modified. The following is the weighted average of the assumptions used in calculating the fair value of the warrants modified in July 2015 using the Black-Scholes-Morton method:

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Risk-free rate of return	0.68%
Expected life of award (years)	2.17
Expected dividend yield	0.00%
Expected volatility of stock	93%
Weighted-average grant date fair value	$0.65

In November 2015, the Company issued an anniversary warrant to Market Development Consulting Group, Inc. (“MDC”), the Company’s investor relations advisor, to acquire 915,073 shares of the Company’s common stock at an exercise price of $0.95 per share according to the term of the consulting agreement dated November 1, 2013 between the Company and MDC. The fair value of this anniversary warrant was estimated to be approximately $0.7 million.

In April 2015, the Company issued a warrant to ILL-Sino Development (“ILL-Sino”) to acquire 100,536 shares of the Company’s common stock at an exercise price of $1.04 per share according to the term of Amended and Restated Consulting Service Agreement dated April 1, 2014 between the Company and ILL-Sino. The warrant will vest 25,134 shares on each quarter over a year. The fair value of this warrant was estimated to be approximately $90,000.

In May 2015, the Company entered into an Advisory Agreement (the “TRW Agreement”) with T. R. Winston & Company, LLC (“TRW”) for financial, strategic, regulatory and policy related advisory services. In consideration for such services, the Company issued a warrant to TRW to acquire 1,500,000 shares of the Company’s common stock at an exercise price of $2.16 per share. The warrant will vest 375,000 shares on each six month anniversary of the agreement through its expiration date of May 8, 2017. The fair value of this warrant was estimated to be approximately $1.5 million.

The fair values of the warrants issued were estimated using a Black-Scholes-Morton option-pricing, and the following weighted-average assumptions for the year ended June 30, 2016 and 2015:

	Year Ended June 30,
	2016	2015
Risk-free rate of return	1.41%	1.80%
Expected life of award (years)	5.91	6.85
Expected dividend yield	0.00%	0.00%
Expected volatility of stock	92%	92%
Weighted-average grant date fair value	$0.60	$0.99

Stock warrants activity during the two years ended June 30, 2016 were as follows:

	Number of Stock Warrants	Weighted Average Exercise Price
Outstanding at June 30, 2014	6,616,672	$1.88
Granted	2,383,087	1.73
Exercised	—	—
Cancelled/forfeited	—	—
Outstanding at June 30, 2015	8,999,759	1.84
Granted	1,915,073	1.58
Exercised	(1,000,000)	1.00
Cancelled/forfeited	—	—
Outstanding at June 30, 2016	9,914,832	1.76
Exercisable at June 30, 2016	9,539,832	1.74

The Company recognizes the stock-based expense related to the 2015 Incentive Plan awards and warrants over the requisite service period. The following table presents stock based expense attributable to stock option awards issued under the 2015 Incentive Plan and attributable to warrants issued to consulting firms (in thousands):

	Year Ended June 30,
	2016	2015
Incentive Plans	$1,048	$1,244
Warrants	2,269	1,342
Total stock-based expense	$3,317	$2,586

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As of June 30, 2016, approximately $0.5 million of estimated expense with respect to non-vested stock option awards has yet to be recognized and will be recognized in expense over the remaining weighted average period of approximately 1.3 years. As of June 30, 2016, approximately $0.1 million of estimated expense with respect to non-vested warrants has yet to be recognized and will be recognized in expense over the remaining weighted average period of approximately six months.

Note 13 – Segment Information

The Company’s reportable operating segments have been determined in accordance with the Company’s internal management reporting structure and include SES China, Technology Licensing and Related Services, and Corporate. The SES China reporting segment includes all of the assets and operations and related administrative costs for China including initial closing costs relating to our joint ventures. The Technology Licensing and Related Services reporting segment includes all of the Company’s current operating activities outside of China. The Corporate reporting segment includes the executive and administrative expenses of the corporate office in Houston. The Company evaluates performance based upon several factors, of which a primary financial measure is segment operating income or loss.

SES China previously included the ZZ Joint Venture. As discussed in Note 4, the ZZ Joint Venture has been classified as discontinued operations and removed from the segment disclosures.

The following table presents statements of operations data and assets by segment (unaudited) (in thousands):

	Year Ended June 30,
	2016	2015
Revenue:
SES China	$236	$20
Technology licensing and related services	414	149
Corporate	—	—
Total revenue	$650	$169

Depreciation and amortization:
SES China	$11	$27
Technology licensing and related services	199	203
Corporate	7	5
Total depreciation and amortization	$217	$235

Impairment loss:
SES China	$8,613	$—
Technology licensing and related services	—	—
Corporate	—	—
Total impairment loss	$8,613	$—

Operating loss:
SES China	$(10,365)	$(1,594)
Technology licensing and related services	(1,662)	(2,523)
Corporate	(7,909)	(6,895)
Total operating loss	$(19,936)	$(11,012)

Equity in losses of joint ventures:
SES China	$244	$—
Technology licensing and related services	—	—
Corporate	—	—
Total equity in losses of joint ventures	$244	$—

	June 30, 2016	June 30, 2015
Assets:
SES China	$24,526	$35,413
Technology licensing and related services	892	886
Corporate	17,101	22,645
Assets of discontinued operations	12,662	14,807
Total assets	$55,181	$73,751

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Note 14 — Quarterly Results of Operations (Unaudited) (in thousands, except per share amounts)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2016:
Revenues	$247	$56	$48	$299
Operating loss	(3,083)	(3,073)	(2,846)	(10,934)
Loss from continuing operations	(3,192)	(3,130)	(2,825)	(11,257)
Loss from discontinued operations	(1,584)	(954)	(220)	(426)
Net loss	(4,776)	(4,084)	(3,045)	(11,683)
Less: net income (loss) attributable to noncontrolling interests	(194)	(158)	(70)	(94)
Net loss attributable to SES stockholders	(4,582)	(3,926)	(2,975)	(11,589)
Net loss attributable to SES stockholders:
From continuing operations	(3,003)	(2,974)	(2,760)	(11,173)
From discontinued operations	(1,579)	(952)	(215)	(416)
Net loss attributable to SES stockholders	(4,582)	(3,926)	(2,975)	(11,589)
Net loss per share (Basic and diluted):
From continuing operations	$(0.03)	$(0.03)	$(0.03)	$(0.14)
From discontinued operations	(0.02)	(0.02)	(0.00)	(0.00)
Net loss attributable to SES stockholders	$(0.05)	$(0.05)	$(0.03)	$(0.14)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2015:
Revenues	$—	$21	$—	$148
Operating loss	(2,298)	(2,948)	(2,733)	(3,033)
Loss from continuing operations	(2,290)	(2,923)	(2,736)	(3,009)
Loss from discontinued operations	(2,267)	(23,218)	(1,242)	(851)
Net loss	(4,557)	(26,141)	(3,978)	(3,860)
Less: net income (loss) attributable to noncontrolling interests	(41)	(548)	(45)	(20)
Net loss attributable to SES stockholders	(4,516)	(25,593)	(3,933)	(3,840)
Net loss attributable to SES stockholders:
From continuing operations	(2,290)	(2,429)	(3,230)	(3,009)
From discontinued operations	(2,226)	(23,164)	(703)	(831)
Net loss attributable to SES stockholders	(4,516)	(25,593)	(3,933)	(3,840)
Net loss per share (Basic and diluted):
From continuing operations	$(0.03)	$(0.03)	$(0.04)	$(0.04)
From discontinued operations	(0.03)	(0.32)	(0.01)	(0.01)
Net loss attributable to SES stockholders	$(0.06)	$(0.35)	$(0.05)	$(0.05)

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